Exhibit 10.31

EXECUTION VERSION

Between:

Atara Biotherapeutics, Inc.

And:

Pierre Fabre Medicament

AMENDED AND RESTATED COMMERCIALIZATION AGREEMENT

Dated October 31, 2023

TABLE OF CONTENTS

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AMENDED AND RESTATED COMMERCIALIZATION AGREEMENT

This Amended and Restated Commercialization Agreement (this “Agreement”) is made as of October 31, 2023 (the “Execution Date”), by and between Atara Biotherapeutics, Inc., incorporated under the laws of Delaware and having its registered office at 2380 Conejo Spectrum Street, Suite 200, Thousand Oaks, CA 91320 (“Atara”), and Pierre Fabre Medicament, having its registered office at les Cauquillous, 81500 Lavaur, France (“Partner”). Atara and Partner are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Atara is engaged in the development and manufacture of T-cell immunotherapies;

WHEREAS, Atara is conducting pivotal clinical studies with the Product (as defined below);

WHEREAS, Atara has obtained marketing approvals for the Product in the Primary Indication in the EU and UK, and has transferred these marketing approvals to Partner;

WHEREAS, Partner has expertise in commercializing biological and pharmaceutical products for the treatment of oncologic diseases in the Territory (as defined herein);

WHEREAS, the Parties previously entered into that certain Commercialization Agreement (the “Original Commercialization Agreement”) dated October 2, 2021 (the “Original Effective Date”), as amended on September 27, 2022, pursuant to which Atara granted Partner certain exclusive rights relating to the Commercialization (as defined herein) of the Product in the Initial Territory (as defined herein), and those certain Original Ancillary Agreements (as defined herein); and

WHEREAS, the Parties now desire to continue and expand their relationship such that Partner will Commercialize the Product in the Field (each, as defined herein) in the Initial Territory and the Additional Territory (as defined herein) pursuant to the terms and conditions of this Agreement and certain newly amended and restated Ancillary Agreements (as defined herein).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, Atara and Partner hereby agree as follows:

Article 1
Definitions

The terms in this Agreement with initial letters capitalized shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1 “Accounting Standards” shall mean, with respect to Atara, GAAP, and with respect to Partner, IFRS.

1.2 “Additional Indication” means an indication in the Field other than the Primary Indication, including, but not limited to, a Multi-Cohort Indication.

1.3 “Additional Territory” means all countries of the world excluding the Initial Territory.

1.4 “Additional Upfront Payment” has the meaning given in Section 10.1, hereto.

1.5 “Adverse Event,” “Serious Adverse Event” and “Serious Adverse Drug Reaction” shall have the meanings provided to such terms in the ICH guideline for industry on Clinical Safety Data Management (E2A, Definitions and Standards for Expedited Reporting).

1.6 “Affiliate” means, with respect to a Party, any Entity that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” means direct or indirect ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the Entity controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity.

1.7 “Alliance Manager” has the meaning given in Section 3.6, hereto.

1.8 “Ancillary Agreements” means, collectively, the Manufacturing and Supply Agreement, the Pharmacovigilance Agreement, and the Quality Agreement, in each case, newly amended and restated.

1.9 “Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act, and any other Laws of a similar nature for the prevention of fraud, corruption, racketeering, money laundering and terrorism, in each case as they may be amended from time to time.

1.10 “Antitrust Conditions” has the meaning given in Section 16.1(b), hereto.

1.11 “Approved Sublicensee” has the meaning given in Section 2.2(a), hereto.

1.12 “APAC Region” means the following territories: mainland China, the Hong Kong Special Administrative Region, Japan, the Macau Special Administrative Region, Australia, New Zealand, Taiwan, Singapore, Indonesia, Malaysia, Philippines, Thailand, India, Vietnam, and South Korea.

1.13 “Assignment Date” means, with respect to each Transferred Contract, (a) the applicable assignment date set forth in Schedule 1.199, (b) if later than the date pursuant to clause (a), then the date upon which the applicable Transferred Contract is bifurcated and assigned in accordance with Section 4.3, or (c) such other date as may be mutually agreed upon by the Parties in writing.

1.14 “Atara 205 Study” means the multicenter, multicohort, open-label, single-arm, Phase 2 Clinical Study having the ClinicalTrials.gov identifier NCT04554914, as designed as of the Execution Date.

1.15 “Atara 302 Study” means the multicenter, open-label, Phase 3 Clinical Study having the ClinicalTrials.gov identifier NCT03394365, as designed as of the Execution Date.

1.16 “Atara 902 EAP Observational Study” means the ongoing Observational Study describing the analysis of data collected as part of the Atara EU EAP/SPU Program, as designed as of the Execution Date.

1.17 “Atara EU EAP/SPU Program” means Atara’s Early Access Program that provided Product for named-patient use in the Initial Territory and that the regulatory responsibility of which has been transitioned from Atara to Partner as of the Execution Date.

1.18 “Atara Indemnified Person” has the meaning given in Section 12.2, hereto.

1.19 “Atara Intellectual Property” means (a) Atara Patent Rights, and (b) Know-How that is (i) Controlled by Atara as of the Execution Date or during the Term, and (ii) necessary or reasonably useful to research, Develop, make, have made, use, sell, offer for sale and import the Product and any related companion diagnostics and to conduct Cell Selection in the Field in the Territory. Atara Intellectual Property shall also include [***].

1.20 “Atara Manufacturing Facility” means one or more facilities of (a) [***], or (h) any other facility of an Atara Affiliate or Third Party subcontractor subject to Partner’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

1.21 “Atara Officers” means the officers listed in Exhibit G.

1.22 “Atara Patent Rights” means (a) the Patent Rights listed on Exhibit C and/or (b) any Patent Rights Controlled by Atara as of the Execution Date or during the Term of the Agreement that, but for the licenses granted under this Agreement, would be infringed by the research, Development, making, having made, using, selling, offering for sale and importing the Product and any related companion diagnostics in the Field in the Territory; and (c) all additions, divisions, continuations, substitutions, re-issues, re-examinations, registrations, patent term extensions, supplemental protection certificates, and renewals of any of the foregoing Patent Rights covered in subsections (a) and (b).

1.23 “Atara’s knowledge” means the knowledge of the Atara Officers after having conducted reasonable internal inquiries on matters that a reasonably prudent person in a comparable position to each of such Atara Officers would be aware of having made reasonable inquiries.

1.24 “Bifurcated Contract” has the meaning given in Section 4.3(b), hereto.

1.25 “BLA” means a Biologics License Application, including all supplements and amendments thereto, filed with the FDA in the United States with respect to a Product, as defined in Title 21 of the U.S. Code of Federal Regulations, Section 601.2 et seq.

1.26 “BLCL” means B-lymphoblastoid cell lines.

1.27 “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the State of New York, United States or Paris, France.

1.28 “Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1 of any year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.29 “Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.30 “Cell Selection” means the process, solely with respect to the Product, of (a) receiving (from the Partner, as applicable) the necessary high-resolution HLA profile information for any patient, (b) based on said patient’s HLA profile, identifying a cell line from available inventory of Product held by Partner that is suitable for administration to said patient, and (c) communicating the identity of the recommended cell line to Partner, as applicable, as such process may (i) be amended or modified by Atara from time to time during the R&D Pre-Transfer Period, provided that any such amendment or modification may not be implemented with respect to Commercialization of the Product in the Territory without Partner’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed.

1.31 “Cell Therapy Restricted Product” has the meaning given in Section 7.12, hereto.

1.32 “Change of Control” means (a) a merger or consolidation of a Party with a Third Party that results in the voting securities of a Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of a Party, or (c) the sale or other transfer to a Third Party of all or substantially all of a Party’s and its Affiliates’ assets.

1.33 “Claim” means a Third Party demand, claim, action, proceeding, order, finding or verdict (whether criminal or civil, in contract, tort or otherwise) seeking or awarding losses, damages, legal costs, other expenses of any nature, or equitable remedies of any nature, including restitution and injunctive relief.

1.34 “Clinical Study” means any interventional human clinical study of the Product and specifically excludes any Observational Study.

1.35 “Closing Notice” has the meaning given in Section 16.2(a), hereto.

1.36 “CMC” means chemistry, manufacturing and controls.

1.37 “Combination Product” means a product comprising both (a) the Product, and (b) one (1) or more Other Component(s).

1.38 “Commercial Sale” means an invoiceable sale by Partner, its Affiliate, or Approved Sublicensee to a Third Party, excluding any sales under an Early Access Program.

1.39 “Commercialize” and “Commercialization” are used interchangeably to mean any and all activities directed to the use, sale, offer for sale and import of the Product, and inclusive of Pre-Launch, launch, promotion, marketing, pricing, reimbursement, sale, and distribution of the Product, including: (a) strategic marketing, sales force detailing, advertising, and market and Product support; (b) all customer support, Product distribution, invoicing and sales activities, (c) market access activities (pricing, Pricing Approval, and reimbursement) and (d) medical activities with respect to the Product in the Territory in support of the sales, promotion, marketing or use of the Product in the Territory. For the avoidance of doubt, “Commercialize” and “Commercialization” shall include any activities directed or relating to Early Access Programs, and Observational Studies (other than the Atara 902 EAP Observational Study), and exclude any activities directed or relating to Development, Cell Selection or Manufacturing.

1.40 “Commercially Reasonable Efforts” means, with respect to particular obligations or tasks, such level of efforts and resources applied to carry out such obligations or tasks in a sustained manner consistent with the efforts and resources commonly used in the biopharmaceutical industry by a company of comparable size in connection with the development, manufacture or commercialization of products, as the case may be, to accomplish such obligations or tasks, at the same stage of development or commercialization, as applicable, for internally developed healthcare products in a similar area with similar market potential, at a similar stage of their product life taking into account, [***]. “Commercially Reasonable Efforts” shall require each Party, with respect to the activities which it has to perform using Commercially Reasonable Efforts, at a minimum to the extent commercially reasonable: (a) to reasonably promptly assign responsibility for its obligations hereunder to qualified employees, set reasonable objectives for carrying out such obligations, and monitor and hold employees accountable for their activities with respect to such objectives; and (b) to make and implement decisions, including allocating resources that are reasonably required to implement decisions, to diligently advance progress with respect to such objectives.

1.41 “Competitive Infringement” has the meaning given in Section 9.3(a), hereto.

1.42 “Competitive Infringement Action” has the meaning given in Section 9.3(b), hereto.

1.43 “Confidential Information” means all proprietary Know-How, unpublished patent applications and other information and data of a financial, commercial, business, operational or technical nature that: (a) the Disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or any of its Affiliates in connection with this Agreement, whether prior to or during the Term and whether made available orally, by observation, in writing or in electronic form; or (b) the Receiving Party has learned from the disclosing Party in the course of this Agreement, in each case including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement.

1.44 “Control” or “Controlled” means with respect to any material, Know-How or other information or intellectual property right, the possession (whether by license, other than solely by virtue of licenses granted in this Agreement, or ownership) by a Party or its Affiliates of the ability to grant to the other Party access, a license, or a sub-license or other right thereunder without breaching or violating the terms of any applicable agreement or other arrangement with a Third Party.

1.45 “Cover” means with respect to any Patent Right and activity, that such Patent Right would be infringed by such activity in the absence of the licenses granted pursuant to this Agreement.

1.46 “CRL” has the meaning given in Section 8.5(c), hereto.

1.47 “CTA” shall mean (a) a clinical trial application (including any amendments thereto) as provided for in European Community Directive 2001/20/EC and/or European Union Regulation 536/2014 and the regulations promulgated thereunder, as applicable, filed with a Regulatory Authority in the European Union before the commencement of Clinical Studies for a Product, or any comparable filing with any Regulatory Authority in any other jurisdiction in the Territory (including any Investigational New Drug Application filed with a Regulatory Authority in the United States pursuant to 21 C.F.R. §312); or (b) documentation issued by a Regulatory Authority that permits the conduct of Clinical Studies for a Product in any jurisdiction in the Territory.

1.48 “Current Studies” means the Atara 205 Study, the Atara 302 Study, and the Atara 902 EAP Observational Study.

1.49 “Data Protection Laws” means all applicable Laws, including the Health Insurance Portability and Accountability Act, the California Consumer Privacy Act of 2018, and the General Data Protection Regulation 2016/679, and any national other legislation relating to privacy and data protection, direct marketing or the interception or communication of electronic messages, in each case as amended, consolidated, re-enacted or replaced from time to time.

1.50 “Data Subject” means a natural person who is an identified or identifiable natural person. An identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

1.51 “Develop” or “Development” means any and all activities related to research, non-clinical, pre-clinical and Clinical Studies with respect to the Product, including, without limitation, supporting any Investigator Sponsored Clinical Trials, but excluding Manufacturing of the Product for the purpose of conducting the foregoing activities

1.52 “Development Data” shall have the meaning given in Section 5.4(a). Development Data includes, but is not limited to, Regulatory Data.

1.53 “Dispute” shall have the meaning given in Section 16.12(a).

1.54 “Distributors” shall have the meaning given in Section 2.2(b).

1.55 “DMF” means a drug master file and all equivalents in any country or jurisdiction for the Product, and any components of such Product, submitted by a Party, its Affiliates and/or a sublicensee, to Regulatory Authorities.

1.56 “DOJ” has the meaning given in Section 16.1(a), hereto.

1.57 “Dollar” or “$” means the legal tender of the United States.

1.58 “Early Access Approvals” means the permissions, exemptions, approvals, authorizations and/or waivers required by Regulatory Authorities for medical treatments pursuant to an Early Access Program, where the use of such Product is not intended to obtain information about the safety or effectiveness of the Product.

1.59 “Early Access Program” or “EAP” means the activities directed to (a) supporting a physician’s request(s) for the Product for named-patient use, compassionate use, expanded access and hospital exemption in the Territory through an Early Access Approval, (b) the securing of Early Access Approvals for Product, for the use of such treatments, and (c) the labeling, packaging, distribution and sale (as appropriate) of such treatments pursuant to such Early Access Approvals.

1.60 “EBV Restricted Product” has the meaning given in Section 7.12, hereto.

1.61 “EBV+ PTLD” means EBV-positive post-transplant lymphoproliferative disease.

1.62 “EC” means the European Commission, or any successor entity thereto performing similar functions.

1.63 “Effective Date” has the meaning given in Section 16.2(b), hereto.

1.64 “EMA” means the European Medicines Agency, or any successor entity thereto performing similar functions.

1.65 “Entity” means a partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization.

1.66 “Epstein Barr Virus” or “EBV” means human herpesvirus 4.

1.67 “Europe” means (a) the twenty-seven (27) countries of the European Union as constituted on the Original Effective Date, and (b) Iceland, Liechtenstein, and Norway.

1.68 “Excess Costs” has the meaning given in Section 10.11(d)(ii), hereto.

1.69 “Executive Officers” has the meaning given in Section 3.8(b), hereto.

1.70 “Existing Agreements” means (a) the MSK Agreement and (b) each of the Material Contracts (in each case, with respect to (a) and (b), solely to the extent the terms contained therein are relevant to the Product), provided that, with respect to clause (b), each such contract shall only constitute an Existing Agreement until the earlier of (i) the assignment and transfer thereof to Partner, (ii) the bifurcation thereof and the assignment and transfer of such bifurcated contract to Partner, (iii) the expiration of the Transition Services Agreement, or (iv) Partner’s execution of a separate agreement with any Third Party(ies) for comparable goods or services as those provided to Atara under such contract, in each case, with respect to (i) through (iv), in accordance with Section 4.3.

1.71 “FDA” means the U.S. Food and Drug Administration, and any successor agency thereto.

1.72 “FDBC” has the meaning given in Section 8.2, hereto.

1.73 “Field” means all human therapeutic and diagnostic uses, except multiple sclerosis and other autoimmune conditions.

1.74 “Financial Report” has the meaning given in Section 10.11(b), hereto.

1.75 “First Commercial Sale” means, with respect to any country in the Territory the first Commercial Sale in the Field by or on behalf of Partner, its Affiliate or its Approved Sublicensee to a Third Party (including to a Distributor) in such country. Notwithstanding the foregoing, any bona fide invoiced sales of Product for a commercial margin in a country in the Territory by Partner, its Affiliate or its Approved Sublicensee following receipt of Regulatory Approval, but prior to obtaining Pricing Approval (e.g., sales of Product at a commercial margin under the Temporary Authorization for Use Program in France), shall be deemed a “First Commercial Sale” of the Product in such country.

1.76 “First Inventory Purchase” has the meaning given in Section 8.6(a), hereto.

1.77 “FTC” has the meaning given in Section 16.1(a), hereto.

1.78 “FTE” means the equivalent of the work of one (1) full-time employee of Atara or its Affiliates for one (1) year consisting of 1800 hours per year [***].

1.79 “FTE Costs” means the product of: (a) that number of FTEs (including partial FTEs, as applicable) used by Atara or its Affiliates in directly performing activities assigned to Atara under and in accordance with the Transition Plan, multiplied by (b) the applicable FTE Rate.

1.80 “FTE Rate” shall mean the rates for the engagement of FTEs, as set forth on Exhibit H, [***].

1.81 “GAAP” means the generally accepted accounting principles in the United States as generally and consistently applied by Atara.

1.82 “Generic Competitor” means, with respect to a Product, on a country-by-country basis within the Territory, one or more pharmaceutical product(s) (a) sold under a Marketing Authorization granted by an applicable Regulatory Authority to a Third Party (who is not an Affiliate of Partner or an Approved Sublicensee or a Distributor), (b) that contains the same or biologically similar active ingredient as the Product (whether or not in the same formulation or a similar formulation as the Product), and (c) is approved in reliance of a prior Marketing Authorization of the Product granted by the applicable Regulatory Authority, including for the avoidance of doubt, the Marketing Authorization transferred by Atara to Partner under this Agreement.

1.83 “Generic Market Share” means, with respect to a Product in a country, the total unit volume of Generic Competitor(s) of such Product sold in such country, as a percentage of the combined unit volume of such Product and such Generic Competitor(s), in the aggregate in such country, for the current Calendar Quarter (i.e., the Calendar Quarter for which royalties are being calculated under Section 10.4) and the preceding Calendar Quarter. Such unit volumes shall be determined by the number of unit sales given for such Product and such Generic Competitor(s) in aggregate, during such period (as evidenced by data from IMS Health or other data service reasonably acceptable to both Parties).

1.84 “Global Safety Database” means the database containing worldwide safety data including Adverse Events, Serious Adverse Events, adverse reactions, Serious Adverse Drug Reactions, safety reports related to special situations for the Product as defined in the applicable Laws, and pregnancy reports for the Product.

1.85 “Good Clinical Practices” or “GCP” means all applicable current good clinical practices, including, as applicable, (a) the standards detailed in the ICH Harmonized Tripartite Guideline for Good Clinical Practice and (b) similar standards, guidelines and regulations promulgated or otherwise required by other applicable Regulatory Authorities, in each case, as they may be amended from time to time.

1.86 “Good Laboratory Practices” or “GLP” means all applicable current good laboratory practices, including, as applicable, (a) the standards detailed in Directive 2004/10/EC and (b) similar standards, guidelines and regulations promulgated or otherwise required by other applicable Regulatory Authorities, in each case, as they may be amended from time to time.

1.87 “Good Manufacturing Practices” or “GMP” means all applicable current good manufacturing practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Articles 210, 211, 601 and 610, (b) the principles detailed in the ICH Q7 guidelines, and (c) the equivalent applicable Law in any relevant country, each as may be amended and applicable from time to time.

1.88 “Government Authority” means any federal, state, national, regional, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.89 “HLA” means human leukocyte antigen.

1.90 “HSR” has the meaning given in Section 16.1(a), hereto.

1.91 “HSR Clearance Date” has the meaning given in Section 16.1(b), hereto.

1.92 “ICH” means International Conference on Harmonization.

1.93 “IFRS” means the International Financial Reporting Standards generally and consistently applied by Partner.

1.94 “IND” means an Investigational New Drug application for submission to the FDA or any equivalent counterpart application in any country other than the United States, including all supplements and amendments thereto.

1.95 “Indemnitee” has the meaning given in Section 12.3, hereto.

1.96 “Indemnitor” has the meaning given in Section 12.3, hereto

1.97 “Initial Territory” means:

(a) Europe, the United Kingdom and Switzerland (collectively, the “European Region”);

(b) Eastern Europe and Asian countries (specifically and limited to, Albania, Serbia, Bosnia-Herzegovina, Kosovo, Republic of Macedonia, Montenegro, Turkey, Russia, Armenia, Azerbaijan, Belarus, Kazakhstan, Kyrgyzstan, Tajikistan, Uzbekistan, Republic of Moldova, Turkmenistan, Ukraine, and Georgia) (collectively, the “Eastern Europe Region”);

(c) African countries (specifically and limited to, Tunisia, Morocco, Algeria, South Africa, Burundi, Republic of the Congo (Brazzaville), Benin, Burkina Faso, Cameroon, Chad, Democratic Republic of the Congo, Ivory Coast, Gabon, Guinea, Libya, Madagascar, Mali, Mauritania, Mauritius, Niger, Senegal, Togo, Djibouti, and Central African Republic) (collectively, the “Africa Region”); and

(d) Middle East countries (specifically and limited to, Egypt, Iran, Iraq, Saudi Arabia, Yemen, Syria, Jordan, United Arab Emirates, Lebanon, Oman, Kuwait, Qatar, Bahrain).

1.98 “Initial Transition Plan” has the meaning given in Section 4.1(b), hereto.

1.99 “Initial Upfront Payment” has the meaning given in Section 10.1, hereto.

1.100 “Insolvency Event” means, in relation to either Party, any one of the following: (a) that Party is declared insolvent or bankrupt by a court of competent jurisdiction; (b) that Party is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against such Party (except for involuntary bankruptcy proceedings which are dismissed within sixty (60) days); (c) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party by a court of competent jurisdiction; (d) a notice shall have been issued by a competent authority to convene a meeting for the purpose of passing a resolution to wind up that Party, or such a resolution shall have been passed other than a resolution for the solvent reconstruction or reorganization of that Party; and with respect to Atara only; (e) a resolution shall have been passed by that Party or that Party’s directors to make an application for an administration order or to appoint an administrator; or (f) that Party proposes or makes any general assignment, composition or arrangement with or for the benefit of all or some of that Party’s creditors or makes or suspends or threatens to suspend making payments to all or some of that Party’s creditors.

1.101 “Interim Covenants” has the meaning given in Section 16.1(b), hereto.

1.102 “Investigator Sponsored Clinical Trial” shall mean a clinical study of a Product that is sponsored and conducted by a physician, physician group or other Third Party not acting on behalf of a Party or an Affiliate, pursuant to a CTA held by such Third Party, and with respect to which a Party or its Affiliate, provides funding or other support for such clinical study.

1.103 “Joint Steering Committee” or “JSC” has the meaning given in Section 3.1, hereto.

1.104 “JSC Termination Date” means the later of (i) the date of expiration of the R&D Pre-Transfer Period or (ii) the Manufacturing Transition Date.

1.105 “Know-How” means any and all tangible and intangible information and materials, including research and Development Data, regulatory submissions and correspondence, manufacturing information and processes, formulations, assays, cell lines, sequences, composition of matter, constructs, discoveries, improvements, modifications, processes, methods, protocols, formulas, utility, data (including physical, chemical, biological, toxicological, pharmacological, preclinical, and clinical data), results, inventions, know-how and trade secrets, patentable or otherwise, and all other scientific, marketing, financial and commercial information or data, but excluding any of the foregoing to the extent described or claimed in any Patent Rights.

1.106 “Label” or “Labeling” refers to such labels and other written, printed or graphic matter, (a) upon any container or wrapper utilized with the Product, or (b) accompanying the Product, including, without limitation, Package inserts and patient-specific information sheet.

1.107 “LatAm Region” means the following countries: Mexico, Guatemala, Honduras, El Salvador, Nicaragua, Costa Rica, Belize, Panama, Colombia, Venezuela, Ecuador, Peru, Bolivia, Chile, Guyana, Suriname, Paraguay, Argentina, Uruguay, Brazil, Cuba, the Dominican Republic, Haiti and West Indies.

1.108 “Law” means any federal, state, local, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by any Government Authority (including, without limitation, any Regulatory Authority), or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law, including, without limitation, applicable Anti-Corruption Laws and GMP, GLP, and GCP standards.

1.109 “Liens” has the meaning set forth in Section 11.5(a), hereto.

1.110 “Licensed Back Data” means any Development Data assigned by Atara to Partner as well as those generated by or on behalf of Atara in connection with the performance of the activities assigned to Atara under the Transition Plan.

1.111 “Limited Period” has the meaning set forth in Section 7.12, hereto.

1.112 “Major Markets” means [***].

1.113 “Manufacture” or “Manufacturing” are used interchangeably herein to mean the operations required, as applicable, to (a) manufacture test, store, and ship Product for any authorized research or Development and for use pursuant to any Early Access Program in the Territory, or (b) manufacture, test, store and ship the Product for any authorized Commercialization in the Territory.

1.114 “Manufacturing and Supply Agreement” or “MSA” has the meaning given in Section 8.1, hereto.

1.115 “Manufacturing Transition Date” has the meaning given in Section 8.5(a) hereto.

1.116 “Manufacturing Working Group” or “MWG” has the meaning given in Section 3.3(b), hereto.

1.117 “Material Contracts” means the contracts entered into by Atara or its Affiliates that are material to the Development, Cell Selection, Manufacture, Regulatory Interactions or Commercialization, as applicable, of the Products, including those listed in Schedule 1.199 as of the Execution Date, as may be updated by Atara from time to time prior to the Manufacturing Transition Date with Partner’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

1.118 “Marketing Authorization” or “MA” means an approval by a Regulatory Authority for the placing in the market of therapeutic products in a country, region or other jurisdiction in the Territory, including, without limitation, a marketing authorization as granted by the EC or the FDA and all amendments and supplements thereto. For the avoidance of doubt, Marketing Authorization does not include Pricing Approvals in any country, region, or jurisdiction in the Territory.

1.119 “Marketing Authorization Application” or “MAA” means an application for Marketing Authorization and all amendments and supplements thereto prior to its approval,

including all necessary documents, data and other information, including, without limitation any BLA or any application for Marketing Authorization filed with the EMA.

1.120 “MHRA” means the Medicines and Healthcare Products Regulatory Agency, or any successor entity thereto performing similar functions.

1.121 “Middle East Region” means Middle East countries (specifically and limited to, Egypt, Iran, Iraq, Saudi Arabia, Yemen, Syria, Jordan, United Arab Emirates, Lebanon, Oman, Kuwait, Qatar, Bahrain) and Israel.

1.122 “MSK” means the Memorial Sloan Kettering Cancer Center.

1.123 “MSK Agreement” means Atara’s exclusive license agreement with MSK as Amended and Restated on March 22, 2021, as it may be further amended from time to time and subject to the terms and conditions of this Agreement.

1.124 “Multi-Cohort Indications” means any or all indications selected from EBV+ acquired immunodeficiency lymphoproliferative diseases (AID-LPD), EBV+ primary immunodeficiency lymphoproliferative disease (PID-LPD), EBV+ sarcoma, including leiomyosarcomas (LMS), EBV-associated hemophagocytic lymphohistiocytosis (HLH), EBV+ PTLD ineligible for current first line standard of care (rituximab ± chemotherapy) treatment, and EBV+ PTLD with central nervous system involvement.

1.125 “Net Sales” means the gross amount billed or invoiced on sales of the Product sold by Partner, its Affiliates or their Approved Sublicensees (including sales of Product by Partner, its Affiliates or their Approved Sublicensees to Distributors, but not by Distributors) to a Third Party in the Territory (other than sales among Partner, its Affiliates and Approved Sublicensees for subsequent resale in which case the first sale to a Third Party that is not an Affiliate or an Approved Sublicensee shall be used for calculation of Net Sales), less the following: [***].

Gross sales of Product shall be deemed to have been made on the date on which they are recognized in Partner’s financial accounts, in accordance with their standard accounting procedures. For clarity, Net Sales shall include [***].

Net Sales shall be determined in accordance with Accounting Standards.

In the event that a Product is sold in the form of a Combination Product, then, for the purpose of calculating royalties due, Net Sales will be adjusted by multiplying by the fraction A/(A+B) where A is the gross per unit invoice price of the Product, if sold separately, and B is the gross per unit invoice price of any Other Component(s), if sold separately.

If, on a country-by-country basis, the Other Component(s) are not sold separately in that country, Net Sales will be adjusted by multiplying by the fraction A/C where A is the gross per unit invoice price of the Product, if sold separately, and C is the gross per unit invoice price of the Combination Product. In each case, the gross per unit invoice price shall be those applicable during the relevant Quarter or, if sales of both the Product and the Other Component did not occur in such Quarter, then in the most recent Quarter in which sales of both occurred. If, on a country-by-country basis, neither the Product nor the Other Component are sold separately in such country, then the fraction by which the Net Sales value shall be multiplied shall be determined between the Parties in good faith.

1.126 “New Manufacturing Process Transition Period” has the meaning given in Section 3.9(b), hereto.

1.127 “Nordic Countries” means Denmark, Finland, Norway and Sweden.

1.128 “North America Region” means the United States of America, the Commonwealth of Puerto Rico, Canada, Guam, Saipan, St. Thomas, St. Croix, St. Maarten, St. Lucia, St. Vincent, Tortola, Anguilla and Grenada

1.129 “Notice Review Period” has the meaning given in Section 16.2(a), hereto.

1.130 “Objection Notice” has the meaning given in Section 16.2(a), hereto.

1.131 “Observational Study” means any non-interventional study for the Product. Observational Studies may include patient registries, surveillance studies, health economic studies or similar activities.

1.132 “Original Ancillary Agreements” means, collectively, that certain Manufacturing and Supply Agreement dated December 21, 2022 between the Parties (the “Original Manufacturing and Supply Agreement”); that certain Pharmacovigilance Agreement dated October 5, 2022 between the Parties (the “Original Pharmacovigilance Agreement”); and that certain Quality Agreement dated December 21, 2022 between the Parties (the “Original Quality Agreement”).

1.133 “Original Commercialization Agreement” has the meaning given in the recitals, hereto.

1.134 “Original Effective Date” has the meaning given in the recitals, hereto.

1.135 “Orphan Drug Designation” means orphan designation (EU/3/16/1627) granted by the EC for the Product in relation to the Primary Indication, the orphan designation granted by the FDA on February 4, 2016 for the Product in relation to the Primary Indication, and any other orphan designation (i) granted by the EC for the Product with respect to an Additional Indication(s) or (ii) granted by any Regulatory Authority within a country or regulatory region within the Territory with respect to the Product.

1.136 “Other Component” means a product, component, or medical device as a companion to the Product, or co-packaged, or co-distributed with the Product.

1.137 “Out-of-Pocket Costs” means amounts paid to Third Party vendors, consultants, suppliers or contractors, for services or materials provided by them directly in the performance of activities under the Transition Plan, to the extent such services or materials apply directly to the Product. [***].

1.138 “Package,” “Packaged” or “Packaging” means all primary and/or secondary containers, including cartons, shipping cases, printed materials, or any other like matter used in packaging or accompanying a Product for Commercial Sale.

1.139 “Partner Indemnified Person” has the meaning given in Section 12.1, hereto.

1.140 “Partner Intellectual Property” has the meaning given in Section 5.4(b), hereto.

1.141 “Patent Rights” means any and all issued patents and patent applications existing upon the Original Effective Date and in the future, including, without limitation, provisional applications, continuation applications, substitutions, continuations-in-part, divisional applications, renewals, Patent Cooperation Treaty applications, and all letters patent granted thereon, invention patents, utility model patents, industrial design patents, all patents-of-addition, reexaminations, reissues, registrations, confirmations, revalidations, certificates of addition, utility models and petty patents, including extensions or restorations of terms thereof by existing or future extension or restoration mechanisms (including regulatory extensions), pediatric use extensions, supplementary protection certificates or any other such right, together with any foreign counterparts thereof.

1.142 “PBMC” means Peripheral Blood Mononuclear Cells.

1.143 “Person” means any individual, Entity or Government Authority.

1.144 “Pharmacovigilance Agreement” shall have the meaning given in Section 6.3.

1.145 “Pre-Launch” means all activities undertaken prior to and in preparation for the launch of the Product in the Field in the Territory. Pre-Launch shall include market research, key opinion leader development, advisory boards, medical education, patient associations, disease-related public relations, health care economic studies, sales force training and other pre-launch activities prior to the First Commercial Sale of the Product in a given country, region, or other jurisdiction in the Territory.

1.146 “Pricing Approval” means the approval, agreement, determination or decision from a Government Authority establishing the price and/or reimbursement status for the Product for sale in a given country, region or jurisdiction in the Territory, as required by applicable Law in such country or other regulatory jurisdiction prior to the sale of the Product in such country, region or jurisdiction in the Territory.

1.147 “Primary Indication” means (as may be amended from time to time in accordance with the terms of this Agreement) EBV+ PTLD in patients who have received at least one prior therapy. For solid organ transplant patients, prior therapy includes chemotherapy, unless chemotherapy is considered inappropriate.

1.148 “Product” means tabelecleucel, an allogeneic T-cell immunotherapy selective for the tumor-associated antigens expressed by EBV. Product includes, without limitation, a Product sold in the form of a Combination Product.

1.149 “Product Material Adverse Effect” means a material adverse effect on [***].

1.150 “Product Patent Rights” means the Patent Rights listed in sections (B) and (C) of Exhibit C, attached hereto.

1.151 “Product-Specific Intermediates” means PBMCs and BLCLs.

1.152 “Product Supply Price” [***].

1.153 “Product Trade Dress” means trade dress for use in connection with the Commercialization of the Product in the Field in the Territory.

1.154 “Product Trademarks” means (1) (a) the “tab-cel®” trademarks owned or Controlled by Atara and designated by Atara for use with the Product in the Territory, (b) the “Ebvallo®” trademarks owned or Controlled by Atara and designated by Atara for use with the Product in the Territory, and (c) any other trademark owned or Controlled by Atara for use in connection with the Commercialization of a Product in the Field the Territory, each, as listed in Exhibit E, together with all goodwill associated therewith or arising therefrom, or (2) any other trademark specifically used by Partner in connection with the Commercialization of the Product in the Field in the Territory.

1.155 “Promotional Materials” means all written, printed, video, digital, or graphic advertising, promotional, educational and communication materials (other than the Product Labels and Package inserts) for marketing, advertising, promoting or otherwise Commercializing the Product.

1.156 “Public Official or Entity” shall mean (a) an individual or entity operating in an official or public capacity on behalf of a Government Authority (including physicians, hospital administrators, and other healthcare professionals working for or on behalf of state-controlled healthcare organization), (b) any official or employee of a quasi-public or non-governmental international organization, (c) any employee or other person acting for or on behalf of any entity that is wholly or partially government owned or controlled by a Government Authority, (d) any person exercising legislative, administrative, judicial, executive, or regulatory functions for or pertaining to a Government Authority (including any independent regulator), (e) any political party official, officer, employee, or other person acting for or on behalf of a political party and (f) any candidate for public office.

1.157 “Publishing Party” shall have the meaning given in Section 13.9(a), hereto.

1.158 “PV2.0” means [***].

1.159 “PV3.0” means [***].

1.160 “PV3.2AB” means [***].

1.161 “PV3.2AT” means [***].

1.162 “PV3.3” means [***].

1.163 “PV3.4” means [***].

1.164 “Quality Agreement” has the meaning given in Section 8.3, hereto.

1.165 “R&D Post-Transfer Period” means the period from the transfer date from Atara to Partner of (a) the first Marketing Authorization or (b) if earlier, the first BLA or, at Partner’s request, the IND, as applicable, in the United States for the Product by the FDA, in accordance with Section 6.1(a), or any other date agreed upon in writing between the Parties, onward during the Term.

1.166 “R&D Pre-Transfer Period” means, the period beginning on the Effective Date and ending upon the transfer date from Atara to Partner of (a) the first Marketing Authorization or (b) if earlier, the first BLA or, at Partner’s request, the IND, as applicable, in the United States for the Product by the FDA, in accordance with Section 6.1(a), or any other date agreed upon in writing between the Parties

1.167 “Receiving Party” shall have the meaning given in Section 13.9(a), hereto.

1.168 “Recission Notice” has the meaning given in Section 16.2(a), hereto.

1.169 “Regions” means each of (i) the APAC Region, (ii) the European Region, (iii) the Eastern Europe Region, (iv) the Africa Region, (v) the Middle East Region, (vi) the LatAm Region, and (vii) the North America Region.

1.170 “Regulatory Approval” means, with respect to a Product in any country, region or jurisdiction, the approvals by the applicable Regulatory Authority in such country, region or jurisdiction necessary for the Commercialization and/or Manufacturing of such Product and including the approval by the applicable Regulatory Authority of any expansion or modification of the Label. For clarity, Regulatory Approval includes, but is not limited to, grant of a Marketing Authorization or a conditional Marketing Authorization.

1.171 “Regulatory Authority” means any applicable Government Authority responsible for granting Regulatory Approvals for the Product, including, without limitation, the FDA and any supra-national agency such as the EMA.

1.172 “Regulatory Data” means any and all pharmacology data, chemistry, manufacturing and control data, preclinical data, clinical data, natural history data, including source data, pharmacovigilance data, safety data, and all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with regulatory filings for the Product in the Territory (including any applicable DMFs, CMC data, or similar documentation).

1.173 “Regulatory Exclusivity” means, with respect to a Product, that Third Parties are prevented by an applicable Regulatory Authority or country, region or jurisdiction from legally commercializing a product that could compete with such Product in a country, region or jurisdiction in the Territory other than through Patent Rights (inclusive of, for example, new biologic entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data or market exclusivity).

1.174 “Regulatory Filings” means, with respect to a Product, any submission to a Regulatory Authority of any appropriate regulatory application specific to the Product and shall include any submission to a regulatory advisory board and any supplement or amendment thereto, including, without limitation, a BLA or MAA.

1.175 “Regulatory Interactions” means (a) all regulatory actions, communications and filings with, and submissions to, all Regulatory Authorities with respect to a Product, and (b) interfacing, corresponding and meeting with the Regulatory Authorities with respect to a Product.

1.176 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to Develop, conduct or have conducted Cell Selection, Manufacture (subject to the terms of this Agreement), have Manufactured, obtain Marketing Authorization, or otherwise Commercialize the Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, MAAs, BLAs, presentations, and responses.

1.177 “Released” means, with respect to quantities of Manufactured Product or Product-Specific Intermediates, as applicable, that such quantities have been dispositioned by Atara as conforming with (i) the Product Specifications (as defined in the Original Manufacturing and Supply Agreement and the Original Quality Agreement or the MSA and the Quality Agreement, as applicable) or (ii) the specifications for the Product-Specific Intermediates, as applicable, and in compliance with applicable Regulatory Approvals, GMP and other applicable Laws.

1.178 “Representative” has the meaning in Section 13.1, hereto.

1.179 “Restricted Products” shall have the meaning given in Section 7.12, hereto.

1.180 “Right of Reference” shall have the meaning set forth in 21 C.F.R. §314.3(b) or equivalents thereto under applicable Law in countries, regions or jurisdictions outside the United States.

1.181 “Royalty Report” shall have the meaning given in Section 10.8(a), hereto.

1.182 “Royalty Term” means, on a country-by-country-basis within the Territory, the period beginning on the date of the First Commercial Sale of Product in such country and ending on the last to occur of (a) [***] after the First Commercial Sale in the applicable country; (b) the expiration or abandonment of the last Valid Claim of the Patent Rights within the Atara Intellectual Property that Covers any aspect of the Commercialization of the Product in the Field in such country; or (c) the expiration of all Regulatory Exclusivity for such Product in the Field in such country.

1.183 “Safety Reasons” shall have the meaning given in Section 15.5, hereto.

1.184 “Sanctioned Country” means Cuba, Iran, Syria, North Korea, and the Crimea Region of Ukraine, and any other country or region subject to comprehensive sanctions under applicable Law.

1.185 “Sanctioned Person” means any natural or legal person (i) identified on the Specially Designated Nationals and Blocked Persons List administered by the U.S. Department of Treasury Office of Foreign Assets Control (OFAC), on the Entity List, the Unverified List, or the Denied Persons List administered by the U.S. Department of Commerce Bureau of Industry and Security (BIS), or on any equivalent lists maintained by the United Nations; (ii) fifty percent (50%) or greater owned, directly or indirectly, in the aggregate, or otherwise controlled by a person or persons described in clause (i); or (iii) that is organized, resident, or located in a Sanctioned Country.

1.186 “Schedule Review Period” has the meaning given in Section 16.2(a), hereto.

1.187 “SEC” means the U.S. Securities and Exchange Commission.

1.188 “Second Inventory Purchase” has the meaning given in Section 8.6(b), hereto.

1.189 “Selected Manufacturer” has the meaning given in Section 8.5(c), hereto.

1.190 “Subcommittee” has the meaning given in Section 3.3(a), hereto.

1.191 “Tax Documentation” means, to the extent required to alleviate withholding on payments made by Partner to Atara under this Agreement, the applicable French tax forms number 5000 and 5003, as such forms may be amended from time to time in accordance with applicable Law duly stamped and validated by the relevant governmental entity with responsibility for taxes in connection with any tax reduction or exemption under any applicable international tax treaty between France and the U.S. French tax form number 5000 may be substituted with the applicable US Internal Revenue Service tax form number 6166.

1.192 “Term” has the meaning given in Section 15.1, hereto.

1.193 “Terminated Country” means each country that is the subject of a termination (a) by either Party pursuant to Section 15.2(a), or (b) by Partner pursuant to Section 15.4 (all such countries, collectively, the “Terminated Countries”). Each country included in a Terminated Region shall be deemed a Terminated Country.

1.194 “Terminated Region” means each Region that is the subject of a termination by Partner pursuant to Section 15.4.

1.195 “Territory” means, collectively, the Initial Territory and the Additional Territory, but not any Terminated Countries.

1.196 “Third Party” means any Person other than Atara, Partner and their respective Affiliates.

1.197 “Transfer Election Date” means January 31, 2024.

1.198 “Transferred Contract” means each contract set forth on the Transferred Contract List, provided that any such contract shall only constitute a Transferred Contract for so long as such contract remains on the Transferred Contract List pursuant to the first sentence of Section 4.3.

1.199 “Transferred Contract List” means the list of contracts set forth in Schedule 1.199, as may be updated from time to time (a) prior to the Transfer Election Date, in accordance with Section 4.3, (b) after the Transfer Election Date, as specified in Schedule 1.199, and (c) otherwise by mutual written agreement of the Parties.

1.200 “Transition Budget” shall mean the overall budget of Transition Costs for conducting all activities under the Transition Plan, as prepared by Atara, with input from Partner, approved by the JSC, and as will be updated from time to time through the JSC. The Transition Budget shall include [***].

1.201 “Transition Costs” shall mean FTE Costs and Out-of-Pocket Costs incurred by Atara (including its Affiliates for such purpose) in carrying out its obligations under the Transition Plan, in each case to the extent incurred in accordance with this Agreement, the Transition Plan and the Transition Budget.

1.202 “Transition Plan” has the meaning given in Section 4.1(b), hereto.

1.203 “Transition Services Agreement” has the meaning given in Section 4.3(c), hereto.

1.204 “United States” or “U.S.” means the United States of America including its territories and possessions.

1.205 “Upfront Payments” has the meaning given in Section 10.1, hereto.

1.206 “Valid Claim” means (a) a claim of an issued and unexpired patent which has not been permanently revoked or declared unenforceable or invalid by an unreversed and unappealable or unreversed and unappealed decision of a court or other appropriate body of competent jurisdiction, or (b) a claim of a pending patent application which claim was filed in good faith, has not been pending for more than [***] from the priority date, and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

1.207 “Wind-down Period” has the meaning given in Section 15.7(b)(ii)(A), hereto.

Article 2
Licenses

2.1 Grant to Partner.

Subject to the terms and conditions of this Agreement, Atara hereby grants to Partner and its Affiliates (only for so long as each such Affiliate remains an Affiliate of Partner) during the Term:

(a) an exclusive (except as specified in Section 2.1(b) hereto), remuneration-bearing license (or sub-license, as applicable) with the right to sublicense only in accordance with Section 2.2 under the Atara Intellectual Property to research, Develop, make, have made, use, sell, offer for sale and import the Product and any related companion diagnostics, and to conduct or have conducted Cell Selection, in the Field in the Territory. For clarity, with respect to Combination Products, the foregoing license applies only to the Product, and does not include any such rights with respect to any Other Components. Partner acknowledges that certain Know-How licensed to Atara by MSK under the MSK Agreement is licensed to Atara on a non-exclusive basis.

(b) Reserved Rights.

(i) Atara. Partner acknowledges and agrees that notwithstanding the exclusive rights granted to Partner hereunder, Atara shall retain, on behalf of itself, its Affiliates and Third Party designees, all other rights under the Atara Intellectual Property not specifically licensed to Partner under Section 2.1 including, without limitation, the right to (i) conduct and complete the Current Studies (until, with respect to each such study, the transfer thereof to Partner in accordance with Section 5.1(a) or the termination thereof in accordance with Section 6.5), and (ii) use or have used the Atara Intellectual Property for performing any and all of its obligations under this Agreement (including, without limitation, to conduct or have conducted Development, Cell Selection, regulatory, or Manufacturing activities for Product in the Territory), subject to the terms and conditions of this Agreement and the Ancillary Agreements.

(ii) Third Parties. The U.S. Government and Memorial Sloan Kettering Cancer Center have certain reserved rights pursuant to 35 U.S. Code § 200 et seq., and Section 2.4 of the MSK Agreement, respectively.

2.2 Sublicenses.

(a) Partner may sublicense (i) the right to seek and maintain Regulatory Approvals for the Product in the Field in the Territory during the Term in the Territory (except for during the R&D Pre-Transfer Period in the United States), if it is necessary under applicable Law for an Approved Sublicensee to hold any Regulatory Approval for the purpose of Commercializing the Product in the Field and in the Territory, (ii) the right to Commercialize the Product in the Field and in the Territory, and (iii) other rights necessary to research, Develop, Manufacture, make, have made, use and import the Product in the Territory, or to conduct or have conducted Cell Selection, in each case, without the prior consent of Atara, provided that (A) Partner shall only be entitled to grant the sublicenses to Third Parties referred to in subclauses (i) and (ii) in countries within the Major Markets to the extent it obtains the prior written consent of Atara (such consent not to be unreasonably withheld, conditioned or delayed), and (B) Partner shall only be entitled to grant the sublicenses of any right to manufacture (including the rights to make, have made and use, relating thereto) to Third Parties referred to in subclause (iii) to the extent it obtains the prior written consent of Atara (such consent not to be unreasonably withheld, conditioned or delayed, provided that Atara may not withhold, condition or delay such consent if such proposed sublicensee [***], provided, further, that the condition in subclause (2) shall not apply in case of a technology transfer of manufacturing activities resulting from the failure of the contract manufacturing organization that is responsible for performing such manufacturing activities under a Transferred Contract (each, an “Approved Sublicensee”); provided, however, (x) that all such sublicenses with an Approved Sublicensee shall be consistent with the terms of this Agreement, (y) that all such sublicense agreements must expressly provide that MSK is a third-party beneficiary with regard to the provisions of Articles 11, 13 and 14 and Sections 6.1 and 7.6 of the MSK Agreement, and (z) that Partner shall be responsible for performance of Partner’s responsibilities under this Agreement to the extent performed on the Partner’s behalf by an Approved Sublicensee as if Partner were itself performing such activities. All Approved Sublicensees shall have the necessary financial, regulatory and technical capacity to carry out the portion of Partner’s obligations under this Agreement sublicensed thereto and shall be required by Partner to perform all activities under this Agreement in compliance with the terms and conditions of this Agreement, any applicable Ancillary Agreement, and applicable Law. Should Partner sublicense or assign rights to an Affiliate hereunder in any Major Market country and such Affiliate subsequently becomes a non-Affiliate, Partner shall provide written notice to Atara within [***] of such change of such non-Affiliate’s status and such non-Affiliate shall only be permitted to continue performance under the applicable sublicense or assignment if approved in writing by Atara, such approval not to be unreasonably withheld, conditioned or delayed. Countries for which Partner intends to use Approved Sublicensees are listed in Exhibit A hereto. Partner shall, within [***] after granting any sublicense under this Section 2.2 to a non-Affiliate, notify Atara of the grant of such sublicense and provide Atara with a true and complete copy of such sublicense agreement, provided that such copies of such sublicense agreements may be redacted to omit information (including, without limitation, financial terms) not directly relevant to the performance of Partner’s obligations under this Agreement and in the case of an Affiliate, notify Atara of the grant of such sublicense and the identity of the Affiliate. For clarity, to the extent Partner engages a Third Party to provide services on behalf of Partner or its Affiliates (e.g., a contract research organization) and fails to provide Atara a copy of the agreement with such Third Party, Partner shall promptly (and in any event, within [***] of Atara’s request) provide a copy of such agreement to Atara, provided that such copy may be redacted to omit information (including, without limitation, financial terms) not directly relevant to the performance of Partner’s obligations under this Agreement, as Atara’s sole remedy (except if Partner fails to provide such copy within the applicable [***] of Atara’s request therefor). Should it be necessary under applicable Law for an Approved Sublicensee to hold any Regulatory Approval for the purpose of Commercializing the Product in the Field and in the Territory, Partner shall provide prior written notice to Atara of such requirement. The filing of such Regulatory Approval [***]. If such Approved Sublicensee is otherwise acting in the capacity of a Distributor as set forth in Section 2.2(b), Section 2.2(a) shall not apply and the provisions of Section 2.2(b) (including the financial provisions) shall apply.

(b) Partner may appoint any wholesaler, distributor or reseller for the Product (collectively, the “Distributors”) and grant them limited rights under Atara Intellectual Property solely to the extent needed to import, distribute, market, promote or sell the Product in the Field and the Territory, provided that any such appointment is made in a bona fide, arms-length transaction. When appointed, Partner shall use Distributors consistent with how Partner then commercializes its other oncology products in such countries, provided that in such countries in the Territory where Partner does not book the sales of a Product and elects to use Distributors, Partner uses as a basis for calculating royalty payments due to Atara under Section 10.4 [***]. All such distribution arrangements shall be consistent with the terms of this Agreement and shall require the Distributor to comply with all applicable Law, and Partner shall be responsible for performance of Partner’s Commercialization responsibilities under this Agreement to the extent performed on the Partner’s behalf by a Distributor as if Partner were itself performing such activities. Partner shall, within [***] after entering into a Product distribution agreement with a

Distributor, provide Atara with a true and complete copy of such Product distribution agreement, provided that such copies of such distribution agreements may be redacted to omit information (including, without limitation, financial terms) not directly relevant to the performance of Partner’s obligations under this Agreement.

2.3 No Other Rights or Implied Licenses.

Except as specifically set forth in this Agreement, neither Party nor any of its Affiliates shall acquire any right, title, license, or other interest, by implication, estoppel or otherwise, with respect to any (a) information, Know-How or materials of the other Party or its Affiliates disclosed or provided to it under this Agreement or (b) under any Patent Rights or other intellectual property rights owned or Controlled by the other Party or its Affiliates.

2.4 Restrictive Covenants.

(a) Ex-Field Activities and Field Activities.

(i) To the extent permitted by applicable Law, Partner hereby covenants and agrees that it shall not (and shall ensure that its Affiliates Approved Sublicensees, and Distributors shall not), either directly or indirectly, sell, market or promote the Product for use outside the Field. Without limiting the generality of the foregoing, Partner shall not (i) engage in any promotional, advertising, market research, educational, scientific communications, medical affairs, or similar activities relating to the Product directed to use outside the Field, or (ii) solicit orders from any prospective purchaser for use of the Product outside the Field.

(ii) To the extent permitted by applicable Law, except with respect to the activities contemplated hereunder and in addition to the restrictions set forth in Section 7.12, Atara hereby covenants and agrees that it shall not (and shall ensure that its Affiliates, distributors, and sublicensees shall not), either directly or indirectly, sell, market or promote the Product for use inside the Field. Without limiting the generality of the foregoing, Atara shall not, except in the performance of its obligations under this Agreement or any Ancillary Agreements, (i) engage in any promotional, advertising, educational, scientific communications, medical affairs or similar activities relating to the Commercialization of the Product inside the Field, or (ii) solicit orders from any prospective purchaser for use of the Product inside the Field.

2.5 MSK Agreement.

The licenses and rights granted to Partner under Section 2.1 above include sublicenses of Know-How and Patent Rights existing and licensed to Atara under the MSK Agreement. Any royalty, milestone and other amounts payable to Third Parties in relation to the licenses granted by Atara under Atara Intellectual Property hereunder, including pursuant to the MSK Agreement, shall be paid by Atara.

Article 3
Joint Steering Committee

3.1 Composition.

Pursuant to the Original Commercialization Agreement, the Parties have, prior to the Execution Date, established a joint steering committee (the “Joint Steering Committee” or “JSC”) as more fully described in this Article 3, comprised of three (3) representatives (or such other number as the Parties may agree to) of appropriate seniority and experience to serve on the JSC, designated by written notice of each Party to the other Party. Either Party may designate substitutes for its representatives if one (1) or more of such Party’s designated representatives are unable to be present at a meeting. From time to time, each Party may replace its representatives by written notice to the other Party specifying the prior representative(s) and their replacement(s). A quorum of the JSC shall exist whenever there is present at a meeting at least two (2) representatives appointed by each Party. The JSC will be co-chaired by one representative each of Partner and Atara. The role of the chairpersons shall be to convene and preside at meetings of the JSC. The chairpersons shall have no additional powers or rights beyond those held by the other JSC representatives. Each Party may also, in its reasonable discretion and with reasonable advanced notice to the other Party, invite a reasonable number of non-member representatives of such Party to attend JSC meetings, as appropriate, to provide input with respect to matters on the agenda.

3.2 Responsibilities.

In addition to such other duties as specifically assigned to it in this Agreement, in order to facilitate effective transition from Atara to Partner of all Development, Cell Selection, regulatory activities, Manufacturing and Commercialization of the Product in the Field in the Territory, during the Term, until the JSC Termination Date, the JSC shall:

(a) monitor the general performance of the Parties under this Agreement and decide on corrective action, where required;

(b) serve as the principal means by which each Party keeps the other Party informed about respective activities under the Agreement;

(c) act as the initial point of escalation for issues that cannot be resolved otherwise;

(d) monitor and coordinate the conduct of the Transition Plan;

(e) review, propose and update the Transition Plan, including the Transition Budget set forth therein and the allocation of responsibilities between the Parties, as needed, but no less frequently than once each calendar half-year;

(f) receive reports relating to, review and discuss the progress of, any ongoing Development activities of the Product, including the conduct by Atara of Atara 302 Study and the

Atara 205 Study, including any proposed study protocols and proposed substantive amendments and updates and any activities conducted pursuant to Sections 5.1(a), 5.1(b), and 5.1(c) hereof;

(g) receive reports relating to, review and discuss the progress of, and approve (solely with respect to the R&D Pre-Transfer Period) material submissions to, or material actions taken with, the FDA pertaining to the Product, including, without limitation, Regulatory Interactions, BLA, and Marketing Authorizations, either in advance or thereafter as determined by required timing for making such material submissions or taking such material actions;

(g) receive reports relating to, and review and discuss Manufacturing and commercial supply plans pertaining to the Product in the Territory including any plans to ensure a continuous and reliable supply of Product in the Territory and approve, as required by the provisions of this Agreement, substantive changes in the supply chain of the Product;

(h) subject to Section 7.8 hereto, review and discuss a transition of Cell Selection services from Atara to Partner, its Affiliate or an Approved Sublicensee;

(i) review and discuss patent strategies and prosecution, defence and enforcement actions in relation to the Atara Intellectual Property; and

(j) discuss and coordinate any action with respect to alleged infringement of Third Party Patent Rights by Commercialization of the Product in the Field in the Territory, or the Development or Manufacture of the Product for Commercialization in the Field in the Territory; and

(k) provide a forum of exchange and discussion with respect to medical affairs and Commercialization activities, transition and related matters.

3.3 Subcommittees Establishment.

(a) From time to time, during its existence, the JSC has and may further formally establish one or more subcommittees to review and make recommendations to the JSC with respect to particular projects or activities within their respective authority (each, a “Subcommittee”). In advance of the Execution Date, the JSC established a joint product team Subcommittee, a joint commercial Subcommittee, a joint development/regulatory Subcommittee, a joint safety Subcommittee, and a joint Product manufacturing and supply Subcommittee. Each Subcommittee does and shall consist of equal representation from the Parties (unless the Parties otherwise mutually agree) consisting of individuals with relevant expertise. Such Subcommittees shall operate under the same principles and requirements as are set forth in this Article 3 for the JSC.

(b) Within [***] following the Effective Date, the JSC shall formally establish a subcommittee in order to facilitate and oversee the Development and regulatory activities relating to Manufacturing PV3.3 and PV3.4, as described in Section 8.2, and the effective transition of such Manufacturing processes for the Product from Atara to Partner (such Subcommittee, the “Manufacturing Working Group” or “MWG”).

3.4 Meetings.

The JSC shall hold meetings (a) [***], and (b) at the reasonable request of either Party upon as much reasonable notice as is practicable, but not less than [***] prior written notice to the other Party, to review, discuss, or approve, as applicable, an urgent matter within the scope of the JSC’s responsibilities, in each case, at such times and places as shall be determined by the JSC (including by videoconference, telephone, or web conference). The JSC may act without a meeting if prior to such action a written consent thereto is given by both Parties. Each Party shall be responsible for all its costs incurred for attending and participating in JSC meetings.

3.5 Minutes.

Minutes will be kept of all JSC meetings by the Alliance Managers and the minutes prepared by the Alliance Managers will be sent to all members of the JSC for review and approval within [***] after each meeting. Minutes for each meeting shall objectively reflect, in reasonable detail, the proceedings of such JSC meeting, including, without limitation, the topics reviewed and discussed at such JSC meeting, and the actions and decisions taken, authorized to be taken or approved to be taken by either or both of the Parties at such meeting. In the event of any objection that is not resolved by mutual agreement of the Parties, such minutes will be amended to reflect such unresolved dispute and such dispute shall be reviewed and discussed at the next regular JSC meeting.

3.6 Alliance Managers.

Pursuant to the Original Commercialization Agreement, prior to the Execution Date, each Party appointed a representative of such Party to act as its alliance manager under this Agreement (each, an “Alliance Manager”). Each Party may replace its Alliance Manager at any time by written notice to the other Party. The Alliance Managers will serve as the primary contact point between the Parties and shall be entitled to attend all JSC and Subcommittee meetings, except if the other Party specifically requests the exclusion of Alliance Managers (including its own Alliance Managers) from a particular meeting. Each Alliance Manager may bring any matter to the attention of the JSC or Subcommittees where such Alliance Manager reasonably believes that such matter requires attention of the JSC or Subcommittees. Each Alliance Manager shall be responsible with creating and maintaining a collaborative work environment within and among the JSC and Subcommittees.

3.7 Scope of Governance.

Notwithstanding the creation of the JSC and/or any Subcommittee, each Party shall retain the rights, powers and discretion granted to it hereunder, and the JSC and/or any Subcommittee shall not be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. The JSC and/or any Subcommittee or any Party’s exercising its decision making shall not have the power to amend or modify this Agreement, and no decision of the JSC and/or any Subcommittee or a Party’s exercising its decision making shall be in contravention of any terms and conditions of this Agreement. The Alliance Managers shall not have any rights, powers or discretion except as expressly granted to the Alliance Managers hereunder and in no event shall the Alliance

Managers have any power to modify or amend this Agreement. It is understood and agreed that issues to be formally decided by the JSC and/or any Subcommittee, as applicable, are only those specific issues that are expressly provided in this Agreement to be decided by the JSC and/or any Subcommittee, as applicable.

3.8 Decision Making.

(a) Generally. Except as otherwise expressly provided herein, decisions of the JSC or any Subcommittee established under this Article 3 shall be made by consensus, with each Party having collectively one (1) vote in all decisions, with the goal being to leverage capabilities, minimize cost and maximize the chance of successfully Commercializing the Product first in the Major Markets as a whole, and then throughout the Territory as a whole, in a manner consistent with applicable Laws and this Agreement. The Parties agree to make all decisions and, where a unanimous decision cannot be reached, to escalate all associated disputes, in a timely manner, appropriate for each circumstance.

(b) Dispute Escalation and Final Decision-Making Authority. In the event that the JSC is unable to reach a consensus on decisions expressly requiring JSC approval pursuant to this Agreement, or following the JSC Termination Date if the MWG is unable to reach a consensus on a decision within its purview, despite good faith efforts to do so within [***] after it has met and attempted to reach such decision, then either Party may, by written notice to the other, have such issue referred to the Chief Executive Officer of Atara or such other person holding a similar position designated by Atara from time to time, and the Chief Executive Office of Partner or such other person holding a similar position designated by Partner from time to time (collectively, the “Executive Officers”), for resolution. The Executive Officers shall meet within [***] of referral of the issue to the Executive Officers to discuss the matter submitted and to determine a resolution. If the Executive Officers are unable to determine a resolution in a timely manner, which shall in no case be more than [***] after the matter was referred to them, despite good faith efforts to do so, then except as specifically allocated under this Agreement:

(i) Atara shall have final decision‑making authority with respect to all matters directly relating to [***]

(ii) Subject to Section 3.8(b)(i) and Article 7, Partner shall have final decision-making authority with respect to [***]. Without limiting the foregoing, Partner shall have final decision making authority on all matters directly relating to: [***].

3.9 Termination of the JSC

(a) The JSC shall be terminated and dissolved upon the JSC Termination Date, provided that following such termination and dissolution, the Parties shall meet on [***] to share information regarding the Development of the Product in the Territory (including, without limitation, Development timelines and Partner’s efforts to obtain Regulatory Approval for the Product in the Major Markets and throughout the Territory) and Commercialization of the Product in the Territory. For clarity, at each such meeting, Partner shall provide to Atara an update of its Development and Commercialization activities and plans.

(b) Notwithstanding Section 3.9(a), following the JSC Termination Date and until Partner has obtained Regulatory Approval for PV3.3 and PV3.4 for the Manufacturing of the Product in the US and EU, or prior thereto upon mutual agreement of the Parties (such period, the “New Manufacturing Process Transition Period”), the Manufacturing Working Group shall remain in place to facilitate the effective transition of the PV3.3 and PV3.4 Manufacturing processes for the Product from Atara to Partner. During the New Manufacturing Process Transition Period, the MWG shall continue to meet periodically, as mutually agreed by the Parties, to discuss the Development and regulatory activities relating to Manufacturing PV3.3 and PV3.4, as described in Section 8.2. [***].

Article 4
Transition Plan

4.1 Transition Plan.

(a) Prior Transfer. Pursuant to the Original Commercialization Agreement, the Parties mutually agreed upon and carried out all activities under a transition plan for certain commercial, regulatory, Development, and technical operations activities relating to the Initial Territory.

(b) General. An initial transition plan for certain commercial, regulatory, Development, and technical operations activities to be carried out under this Agreement and the Ancillary Agreements with respect to the Territory (including, without limitation, the Additional Territory) is attached hereto as Exhibit B together with the Transition Budget related therewith for carrying out the Transition Plan (the “Initial Transition Plan”). The Initial Transition Plan (including the Transition Budget) may be updated from time to time through the JSC, provided that, notwithstanding anything to the contrary herein, to the extent any such updates to the Transition Plan may result in any new, increased, or extended obligation of, liability for, or cost to Atara, (i) subject to Section 10.11(d), the Transition Budget will be increased to reasonably correspond to such updates in the Transition Plan, and (ii) any changes to Atara’s obligations resulting from such updates will be subject to Atara’s available capacity and capabilities (as so updated, the “Transition Plan”).

(c) Allocation of Transition Activities. The Transition Plan shall allocate responsibility between the Parties for the various transition activities addressed in the Transition Plan. Atara shall use Commercially Reasonable Efforts to incur only reasonable costs to carry out the activities as specifically set forth in the Transition Plan pursuant to the provisions of and within the timelines set forth in the Transition Plan.

(d) Diligence Efforts. Each Party shall use its Commercially Reasonable Efforts to perform the activities assigned to it under the Transition Plan and Atara shall make available to Partner all data and such other documents as set forth under the Transition Plan as soon as reasonably practicable and in any event, within the time period set forth in the Transition Plan. Each Party shall conduct such activities in good scientific manner and in compliance with all applicable Laws, including applicable Laws regarding the environment, safety and industrial hygiene, and GMP, GLP, GCP, informed consent and Institutional Review Board regulations, current standards for pharmacovigilance practice, and all applicable requirements relating to the protection of human subjects.

4.2 Subsequent Transfers. Before the transfer date from Atara to Partner of the Marketing Authorization or BLA (in advance of its approval), as applicable, by the FDA, Atara shall deliver as soon as reasonably practicable any and all Know‑How constituting Atara Intellectual Property, together with supporting documentation as each may become Controlled by Atara, and provide reasonable assistance to Partner which is necessary or reasonably useful for Partner to research, Develop, make, have made, use, sell, offer for sale and import the Product, as well as to conduct or have conducted Cell Selection in the Field and the Territory, in compliance with Law. Besides the Transition Plan, Atara shall provide reasonable assistance to Partner, subject to Atara’s available capacity and capabilities to provide such assistance, to ensure a smooth and effective transfer of any Regulatory Filings, Know‑How constituting Atara Intellectual Property, Development Data, medical activities and marketing materials developed by Atara with respect to the Product.

4.3 Transferred Contracts. On or prior to the Transfer Election Date, the Parties shall amend the Transferred Contracts List to remove any contracts that Partner does not wish to assume and for which Atara will have no obligation to assign such contract to Partner. For clarity, with respect to any such contract that is removed from the Transferred Contracts List, upon the applicable Assignment Date for such contract, (a) Atara shall be relieved of any obligations under this Agreement with respect to such contract, and any corresponding activities assigned to Atara under the Transition Plan (which activities will be the Partner’s sole responsibility) and (b) such contract will no longer be a Transferred Contract, and such contract will not be subject to this Section 4.3. Following the Transfer Election Date, Atara shall transfer and assign to Partner and Partner shall assume, pursuant to an assignment and assumption agreement in customary form, all Transferred Contracts as follows:

(a) with respect to the Transferred Contracts that relate solely to the Product (and no other products or product candidates), such assignment and transfer shall occur upon the applicable date specified in Schedule 1.199 (attached hereto) for each such Transferred Contract; and

(b) with respect to all other Transferred Contracts, Atara shall (i) use Commercially Reasonable Efforts to negotiate with each applicable counterparty a bifurcation of the applicable Transferred Contract, so as to separate the terms of such Transferred Contract that are applicable to the Product into a separate agreement that contains materially the same terms (as applicable to such Product) as such Transferred Contract. Partner shall have a reasonable opportunity to review and comment on the final draft and any material iteration prior to such final draft of such separate agreement prior to Atara’s execution thereof, in accordance with the Transition Plan, (upon such bifurcation, each such Product-specific agreement, a “Bifurcated Contract”), and (ii) with respect to each Bifurcated Contract, such assignment and transfer shall occur on the later of: (A) the applicable date specified in Schedule 1.199 (attached hereto), or (B) the date of such bifurcation.

(c) If Atara (i) is not able to bifurcate any Transferred Contract described in Section 4.3(b), or (ii) is not able to obtain any third party consent required for the assignment of any Transferred Contract described in Section 4.3(a), despite having used Commercially

Reasonable Efforts to do so, then, in each case (i) and (ii), subject to the Parties entering into a commercially reasonable, mutually-agreed transition services agreement (the “Transition Services Agreement”), (A) Atara shall retain the rights under each such Transferred Contract as are reasonably necessary thereunder to provide Partner with the relevant goods or services under such Transferred Contracts, so that Partner or its Affiliate or designee shall be entitled to the economic rights and benefits relating to the Products thereunder, and provided that Partner shall bear any and all duly documented Out-of-Pocket Costs incurred by Atara associated therewith, [***], and (B) during the term of the Transition Services Agreement, Atara shall use Commercially Reasonable Efforts to provide Partner, at Atara’s costs, with reasonable assistance (e.g., by making introduction to the relevant Third Party) in Partner’s negotiation of new Third Party arrangements for the provision of comparable goods or services as those provided to Atara under such Transferred Contracts.

Article 5
Development Matters

5.1 Responsibilities – Current Studies and Other Clinical Studies.

(a) During the applicable period specified in the Transition Plan, Atara shall be responsible, at Partner’s sole cost and expense (including, without limitation, costs for distribution and logistics of Product) in accordance with the Transition Budget related therewith, to use Commercially Reasonable Efforts to conduct the Atara 302 Study and the Atara 205 Study, each as currently designed and ongoing as of the Execution Date, provided that, during the R&D Pre-Transfer Period, Partner shall provide and allocate to Atara appropriate quantities of Product, within the quantities transferred by Atara to Partner pursuant to Sections 8.5(a) and 8.6(a), as required for the conduct of such Current Studies. Notwithstanding the foregoing, Atara will provide, at any time within [***] after Partner’s written request therefor, the right for Partner to assume sole responsibility for the Atara 302 Study and the Atara 205 Study, each as currently designed and ongoing as of the Execution Date, in accordance with the Transition Plan. For clarity, Partner shall reimburse Atara for all costs, including any and all Out-Of-Pocket Costs and FTE Costs, including, for example, all Product Development costs (e.g., clinical operations, clinical sciences, biostatistics, data management, and medical writing) and Product safety and translation activities incurred in connection with the conduct and/or transfer to Partner of such studies in accordance with the Transition Budget.

(b) Upon the date on which Atara transfers responsibility for conducting the Atara 302 Study and the Atara 205 Study to Partner as specified in Section 5.1(a), and thereafter, Partner shall be solely responsible, at its sole cost and expense, to use Commercially Reasonable Efforts to (i) conduct the Atara 302 Study as currently designed and ongoing as of the Effective Date, (ii) fully enroll and conduct stage one of the Atara 205 Study as currently designed and ongoing as of the Effective Date, [***].

(c) Partner shall be solely responsible, at its sole cost and expense, to use Commercially Reasonable Efforts to conduct any other Clinical Study or other Development that is required by the Regulatory Authority to obtain and maintain Regulatory Approval for the Product in the Field in the Territory. Partner shall promptly inform Atara of any Development Data generated therefrom and provide such Development Data to Atara pursuant to Section 5.4.

(d) For clarity, other than as set forth in Section 5.1(a), Atara shall have no obligation to conduct any Clinical Study or any Development for the Product in the Field in any country, region, or jurisdiction.

5.2 Reports.

Prior to the JSC Termination Date, the status, progress and results of the Development carried out under this Article 5 shall be discussed at meetings of the JSC, and the responsible Party shall provide the JSC with a written report with reasonable detail on the status and progress of such Development activities at least [***] prior to each scheduled JSC meeting. Following the JSC Termination Date, the status, progress and results of the Development carried out under this Agreement shall be discussed at the [***] set forth in Section 3.9(a).

5.3 Records.

The Party carrying out Development activity shall use Commercially Reasonable Efforts to maintain complete, current and accurate records of all Development conducted by it and all Development Data resulting from such work. The Parties shall cause their Affiliates, sublicensees and subcontractors (as applicable) to maintain complete, current and accurate records of all Development work conducted by such Affiliates, sublicensees or subcontractors (as applicable) and data and other Information resulting from such work. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory purposes.

5.4 Ownership of Development Data and Partner Inventions.

(a) All data (including, without limitation, pre-clinical, clinical, technical, chemical, safety, and scientific data and information, including a closed portion of a DMF Controlled by a Party and in accordance with applicable Law) and other results, all as related to the Product, generated hereunder, by or resulting from or in connection with the conduct of Cell Selection, Development, including screening data, Regulatory Data and synthesis schemes (collectively, the “Development Data”), shall be owned solely and exclusively by Partner, provided that Partner shall and hereby does grant to Atara a non-exclusive, fully paid-up, sublicensable (through multiple tiers) and irrevocable (except in the event of a termination of this Agreement in its entirety) license under any and all such Development Data to perform its obligations hereunder. Subject to the foregoing license grant from Partner to Atara, Atara hereby assigns to Partner all Development Data deriving from any and all Development conducted by Atara (or conducted on behalf of Atara, solely to the extent Atara owns such Development Data) before or under this Agreement to the extent necessary or reasonably useful for Partner to research, Develop, make, have made, use, sell, offer for sale and import the Product for distribution and use in the Field in the Territory, as well as to conduct or have conducted Cell Selection in the Field in the Territory

(b) To the extent that Partner, in the course of conducting any of its authorized activities under this Agreement, has developed and Controls Patent Rights or Know-How that are necessary or reasonably useful for the Development, Manufacture, Commercialization, or other use of the Product (“Partner Intellectual Property”), Partner shall grant to Atara [***].

5.5 Right to Audit Development Activities.

During the Term, subject to the requirements of applicable Law and Third Party confidentiality restrictions or obligations (provided that each Party shall use reasonable efforts to ensure that any Third Party agreements entered into after the Execution Date do not prevent the exercise of such rights), each Party shall allow the other Party’s authorized Representatives, to the extent permitted by applicable Law, during regular business hours and upon at least [***] prior notice, not more than [***], to (i) examine and inspect such Party’s facilities and the facilities of any subcontractor used in the performance of Development of the Product in the Field in the Territory hereunder, and (ii) inspect all data, documentation and work product relating to the activities performed by such Party or any subcontractor.

5.6 Right of Reference.

Each Party shall have the right to cross-reference the Regulatory Filings and DMF Controlled by the other Party under this Agreement relating to the Product (including each other’s, and their Affiliate’s or, in the case of Partner, its Approved Sublicensees’), and to access such Regulatory Filings, DMF and any Development Data for (i) in the case of Partner, during the Term, any activity relating to obtaining or maintaining Regulatory Approval for the Product, or for Development or Commercialization of the Product in the Field in the Territory, including, to the extent allowed under applicable Law, inclusion of such Development Data in its own Regulatory Filings for the Product, and (ii) in the case of Atara, (A) conducting the Current Studies and any other activity relating to conducting Development of the Product or obtaining or maintaining Regulatory Approval for the Product on behalf of Partner in accordance with this Agreement, and (B) [***]. Subject to the provisions of this Section 5.6, each Party hereby grants to the other Party, its Affiliates, subcontractors (as applicable), a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) in the United States, or an equivalent right of access/reference in any other country or region, to any Development Data, including such Party’s or its Affiliate’s clinical dossiers, Controlled by such Party or such Affiliates that relates to the Product solely for use for the purposes specified in this Section 5.6.

Article 6
Regulatory Matters

6.1 Obtaining Regulatory Approval.

(a) United States – Primary Indication. During the R&D Pre-Transfer Period, Atara shall be responsible, at Partner’s sole cost and expense in accordance with the Transition Budget, for all activities directed to obtaining Regulatory Approval (including the preparation and filing of all Regulatory Materials, including, without limitation, any BLA, and all Regulatory Interactions and site inspections) for the Product for the Primary Indication in the United States; provided, however, that Atara shall promptly submit to Partner all material correspondence received from a Regulatory Authority with respect to such Regulatory Approvals, as well as all relevant draft filings or draft material correspondence with the Regulatory Authorities with reasonable lead time, which shall not be less than [***] for correspondence with the FDA relating to negotiation of the Label, to allow Partner to comment on such drafts, and take into account Partner’s reasonable comments on such correspondence or filings. To the extent practical and without causing any undue delay, and to the extent permitted by the Regulatory Authority, Atara shall permit an appropriate representative of Partner to attend any meeting with Regulatory Authorities relating to filing or obtaining such Regulatory Approvals as a silent observer under Atara’s supervision. Notwithstanding the foregoing, Atara will provide, at any time within [***] after Partner’s written request therefor, the right for Partner to assume sole responsibility for obtaining Regulatory Approval (including the preparation and filing of all Regulatory Materials, including, without limitation, any BLA, and all Regulatory Interactions) for the Product for the Primary Indication in the United States, and Atara shall transition to Partner all activities related thereto in accordance with a mutually agreed transition plan.

(b) Other Regulatory Approvals. With the exception of activities under Atara’s responsibility pursuant to Section 5.1 and other than those specified in Section 6.1(a), Partner, its Affiliates and their Approved Sublicensees shall be responsible, at their sole cost and expense, for all activities directed to or required for obtaining, holding, and maintaining all Regulatory Approvals (including, without limitation, for the preparation and filing of all Regulatory Materials and all Regulatory Interactions) and Marketing Authorizations for the Product in the Field in the Territory, subject to the oversight of the JSC during the R&D Pre-Transfer Period, in accordance with Section 3.8 hereto, and subject to Section 3.9 in the R&D Post-Transfer Period. Atara will provide, at any time within [***] after Partner’s written request therefor, the right for Partner to assume sole responsibility for the preparation and filing of all Regulatory Materials, including, without limitation, any BLA, and all Regulatory Interactions for the Product in regards to the Atara 302 Study and the Atara 205 Study, in accordance with the Transition Plan. If Partner reasonably believes that there exists sufficient clinical data to support such a filing and it is commercially reasonable to do so, Partner shall use Commercially Reasonable Efforts to file (i) a BLA for a Multi-Cohort Indication in the United States, and (ii) a MAA for a Multi-Cohort Indication in the EMA. Partner, its Affiliates and their Approved Sublicensees shall own all regulatory submissions, including all applications, for Regulatory Approvals for the Products in the Field in the Territory.

(c) Reports. The status, progress, and results of a Party’s efforts to obtain Regulatory Approval for the Product under this Article 6 shall be discussed at meetings of the JSC during the R&D Pre-Transfer Period and as set forth in Section 3.9 thereafter, and each Party shall provide the JSC during the R&D Pre-Transfer Period (and Partner shall provide to Atara, as set forth in Section 3.9 after the R&D Pre-Transfer Period) with a written report on the status and progress of such activities at least [***] prior to each scheduled JSC meeting or [***] meeting, as applicable. In addition, a Party shall make available such information about such activities as may be reasonably requested by the other Party from time to time.

6.2 Transfer of Marketing Authorization for the United States – Primary Indication

Following the FDA’s grant of a Marketing Authorization for the Product for the Primary Indication in the United States, unless responsibility for the Current Studies had already been transferred to Partner pursuant to Section 5.1(a), and in accordance with the Transition Plan, the Parties agree to take all required actions, and submit all required documentation, necessary for the transfer of the associated Marketing Authorization, the Orphan Drug Designation and any other necessary Regulatory Approval for the Product in the United States, to Partner within [***] of receipt of said Marketing Authorization, unless otherwise agreed between the Parties and subject to applicable regulatory requirements. Prior to such transfer, Atara shall hold the Marketing Authorization and neither Atara nor Partner shall initiate Commercial Sale of Product in the United States until completion of such transfer other than responding to orders pursuant to any existing EAP in accordance with this Agreement. Subsequent to the transfer of the Marketing Authorization by Atara to Partner under this Section 6.2, Partner shall be responsible, at its sole cost and expense, for all activities directed or required to holding and maintaining such Marketing Authorization including, without limitation, for payment of all associated fees and taxes, if any. Notwithstanding any provision to the contrary in this Section 6.2, within [***] after Partner’s written request therefor, Atara will provide to Partner the rights for Partner to assume sole responsibility for preparing the Regulatory Filings for the Product in the United States, subject to the Transition Plan.

6.3 Pharmacovigilance.

At a mutually agreeable time during the R&D Pre-Transfer Period, the Parties will negotiate and execute in good faith an amendment to the Original Pharmacovigilance Agreement (as amended, the “Pharmacovigilance Agreement”) delineating the processes and procedures for sharing safety information with respect to the Product throughout the Territory (including the Additional Territory) and subsequently transferring responsibility for the Global Safety Database to Partner. The Pharmacovigilance Agreement shall, among other things, require each of Atara and Partner to inform the other as soon as is practicable of any observed significant safety issue considered likely to have an adverse impact on Commercialization of the Product.

6.4 Global Safety Database.

(a) Responsibility. Prior to the Execution Date, Atara has established and maintained a Global Safety Database that contains and will contain all information and data arising from the Parties’ activities with respect to safety matters that is required to be contributed by each party pursuant to the Original Pharmacovigilance Agreement, including information and data arising out of any risk evaluation and mitigation strategy (REMS) and/or risk management plan (RMP), periodic safety reports and safety monitoring activities. Atara shall (i) continue to maintain such Global Safety Database during the R&D Pre-Transfer Period, and (ii) upon the end of the R&D Pre-Transfer Period, transfer such Global Safety Database to Partner. During the R&D Post-Transfer Period, and notwithstanding anything to the contrary contained in the Original Pharmacovigilance Agreement, Partner shall be solely responsible for maintaining such Global Safety Database.

(b) Reporting. Subject to the subsequent sentence, Partner shall be responsible for collecting and submitting safety case reports to the applicable Regulatory Authorities for all countries of the Territory. During the R&D Pre-Transfer Period, Atara or Atara’s designee shall be responsible for collecting and submitting safety case reports to the applicable Regulatory Authorities for the United States, as applicable. Each Party shall share all safety case reports with the other Party pursuant to the terms of the Pharmacovigilance Agreement.

6.5 Early Access Programs.

Atara shall use Commercially Reasonable Efforts to continue conducting (and shall continue to conduct when required under applicable Law in any country, region or jurisdiction, as applicable, in the Territory), the Atara 902 EAP Observational Study in the Territory during the R&D Pre-Transfer Period. Unless otherwise agreed between the Parties through the JSC, Atara shall be responsible for operationally managing and conducting the Atara 902 EAP Observational Study throughout the Territory, [***]. Partner shall be responsible, at its sole cost and expense, for continuing to conduct the Atara 902 EAP Observational Study during the R&D Post-Transfer Period, if applicable, and any other Early Access Programs for Product in the Territory after the Effective Date, provided, however, Partner may not initiate or conduct any Early Access Program activities relating to the Primary Indication in the United States prior to obtaining Marketing Authorization for the Product for the Primary Indication in the United States.

6.6 Regulatory Audits.

The Parties shall cooperate in good faith with respect to Regulatory Authority inspections of any site or facility, including, without limitation, where Clinical Studies, CMC, or pharmacovigilance activities with respect to the Product are conducted by or on behalf of a Party pursuant to this Agreement, whether such site or facility is such Party’s or its Affiliate’s or Approved Sublicensee’s, subject to terms and conditions of Third Party agreements (provided that each Party shall use reasonable efforts to ensure that Third Party agreements do not prevent the exercise of such rights), and shall inform each other of such Regulatory Authority inspection within [***] from its notification. Each Party shall be given a reasonable opportunity (taking into account the timing and notice provided by the applicable Regulatory Authority) to assist in the preparation of the other Party’s audited sites for inspection, where appropriate, and to attend any inspection by any Regulatory Authority of the other Party’s audited sites, and the summary, or wrap-up, meeting with a Regulatory Authority at the conclusion of such inspection. If such attendance would result in the disclosure to the other Party of Confidential Information unrelated to the subject matter of this Agreement, the Parties shall enter into a confidentiality agreement covering such unrelated subject matter. In the event that any audited site is found to be non-compliant with one or more GLP, GCP, or current standards for pharmacovigilance practice, the non-compliant Party shall submit to the other Party a proposed recovery plan within a reasonable period after such non-compliant Party, its Affiliate, its subcontractor, or its Approved Sublicensees receives notification of such non-compliance from the relevant Regulatory Authority and such non-compliant Party shall use Commercially Reasonable Efforts to implement such recovery plan promptly after submission. Partner shall reimburse Atara for all costs including any and all actual and documented Out-Of-Pocket Costs incurred by Atara pursuant to this Section 6.6 (including prior to the expiration of the R&D Pre-Transfer Period).

Article 7
Commercialization and Promotion Matters

7.1 Responsibilities.

Subject to Section 7.2 hereto, during the Term, Partner shall be solely responsible, at is sole cost and expense, for Commercializing the Product and all medical affairs related activities in each country in the Territory in accordance with this Agreement and with all applicable Laws, as provided herein.

7.2 Diligence.

Partner shall utilize Commercially Reasonable Efforts to perform its obligations and to carry out its responsibilities under this Agreement with respect to the Commercialization of the Product in the Field in the Primary Indication and in any other indication, in each case if and when Regulatory Approval and Pricing Approval of the Product is obtained for such indication(s), [***]. Partner agrees to use reasonable efforts to assess Commercialization opportunities for the Product in the Primary Indication in all other countries in the Territory.

7.3 Initial Commercialization Outline.

(a) Pursuant to the Original Commercialization Agreement, prior to the Execution Date, Partner presented to the JSC an outline of its Commercialization plans for the Product in the Initial Territory including Product positioning and planned branding, marketing strategy, advertising, pricing, reimbursement and launch sequencing, high-level annual sales projections, global budget, and presentation plans outside the Initial Territory.

(b) Within a reasonable period of time of the Effective Date, but in any case no later than within [***] prior to the Parties’ estimated Marketing Authorization approval date of the Product for the Primary Indication in the United States, Partner will present an outline of its Commercialization plans for the Product in the U.S., including Product positioning and planned branding, marketing strategy, advertising, pricing, reimbursement and launch sequencing, high-level annual sales projections, and global budget.

(c) After (a) and (b) events, Partner will provide for the Territory, an update of its Commercialization activities on at least [***], for discussion by the JSC if it occurs during the R&D Pre Transfer Period, and as set forth in Section 3.9 if it occurs thereafter.

7.4 Pricing.

Partner shall, at its sole cost and expense, be solely responsible for obtaining and maintaining Pricing Approvals in the Territory where applicable and subject to Section 7.2, Partner shall use Commercially Reasonable Efforts to obtain Pricing Approvals where applicable in each of [***], subject to review and discussion by the JSC during the R&D Pre-Transfer Period under Section 3.2 hereto, taking into account [***]. Partner shall also be solely responsible, at its sole cost and expense, for setting and managing local pricing and reimbursement, as well as Product launch sequencing, subject to review and discussion by the JSC during the R&D Pre-Transfer Period, and as set forth in Section 3.9 thereafter. To the extent permitted by applicable Law, and unless necessary for the purpose of obtaining Pricing Approval for the Product in any country in the Territory, Partner shall not publicly disclose information on discounts and rebates relating to the pricing of Product in such country in the Territory.

7.5 Promotional Materials.

Partner shall, at its own expense, have the right to create, develop, produce or otherwise obtain, and utilize Promotional Materials to support the Commercialization of the Product in the Field in the Territory in accordance with applicable Laws.

7.6 Ownership and Use of Product Trademarks and Product Trade Dress.

(a) Assignment of Product Trademarks. Subject to the terms of this Agreement (including, without limitation, Section 15.7(b)(iii)(C)), Atara hereby assigns to Partner all Product Trademarks, Product Trade Dress, and Product-specific website domain names used or intended to be used specifically in connection with the Commercialization of the Product for the Field in the Territory to Partner.

(b) Maintenance. Partner shall establish, maintain and enforce the Product Trademarks in the Territory and will bear all costs and expenses relating to maintenance of the Product Trademarks, Product Trade Dress and Product-specific website domains.

(c) Use. All uses of the Product Trademarks, Product Trade Dress and Product-specific website domain names by Partner (and its Affiliates, Approved Sublicensees, and Distributors) to identify and/or in connection with the Commercialization of the Product in the Field in the Territory shall be in accordance with Regulatory Approvals and all applicable Laws. Partner (and its Affiliates and any Approved Sublicensees and Distributors) shall use the Product Trademarks and Product Trade Dress solely pursuant to the terms of this Agreement to identify and in connection with the Commercialization of the Product in the Territory for use in the Field, and Partner shall not (and shall cause its Affiliates, Approved Sublicensees, and Distributors not to) use such Product Trademarks or Product Trade Dress to identify or in connection with the marketing of any other products.

7.7 Compliance.

Each Party shall, to the extent they are responsible for activities in connection with Developing, Manufacturing, seeking Regulatory Approval and/or Commercializing the Product in the Territory, comply with all applicable Laws, including the Anti-Corruption Laws, as well as all applicable Regulatory Approvals for the Product. In addition, each Party shall, to the extent they are responsible for activities in connection with Development or Commercialization of the Product hereunder, not use in any capacity any Person who has been debarred pursuant to Article 306 of the Federal Food, Drug and Cosmetic Act (or similar Law outside of the U.S.), or who is the subject of a conviction described in such Article, and each Party shall inform the other in writing immediately if it or any Person who is performing services for such Party hereunder is debarred or is the subject of a conviction described in Article 306 (or similar Law outside of the U.S.), or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to the debarment of such Party or any Person used in any capacity by such Party in connection with its Development or Commercialization of the Product hereunder. Partner shall not appoint any Sanctioned Person as a wholesaler, distributor or reseller for the Product, or make any other such appointment that would otherwise be in violation of applicable Laws or cause Atara to be in violation of any applicable Laws.

7.8 Cell Selection.

During the R&D Pre-Transfer Period, Atara shall provide to Partner and its Affiliates and their Approved Sublicensees Cell Selection services for the Product in the Field for Commercialization (a) in the Initial Territory, [***], and (b) in the Additional Territory, [***].

The responsibility for Cell Selection in relation to Product in the Field and in the Territory (including the Initial Territory and the Additional Territory) will be transferred from Atara to Partner, such Affiliate or such Approved Sublicensee no later than [***]. Notwithstanding the foregoing, Atara will provide, at any time within [***] after Partner’s written request therefor, the right for Partner to assume sole responsibility for the Cell Selection services for the Product in the Field throughout the Territory, or as otherwise mutually agreed between the Parties. Partner and such Affiliate shall use, and shall cause its Approved Sublicensee, if applicable, to use, Commercially Reasonable Efforts to successfully transfer and enable the successful performance of such Cell Selection activities by Partner, such Affiliate or such Approved Sublicensee. Following such transfer, Partner shall, and shall cause such Affiliate or Approved Sublicensee (as applicable), to conduct Cell Selection as necessary for Partner to Commercialize the Product. For clarity, subject to Section 4.2, in no event shall Atara be required to provide such Cell Selection services to Partner on or after the date of expiration of the R&D Pre-Transfer Period, provided that if such activities have not been transferred in accordance with the Transition Plan and Section 4.2, then Atara shall continue to provide such Cell Selection services to Partner (i) in the Additional Territory, [***], and (ii) in the Initial Territory, [***]. For clarity, the cost charged to Partner for such Cell Selection services shall be Atara’s FTE Costs and Out‑of‑Pocket Costs (including, without limitation, the IT systems costs and expenses) [***].

7.9 Notification.

Each Party shall promptly notify the other Party if such Party becomes aware of (a) any information that is likely to have a material adverse effect upon Partner’s ability to successfully Commercialize the Product in the Field in the Initial Territory, and (b) any event that has a material adverse effect upon Partner’s ability to Commercialize the Product in the Field in the Additional Territory.

7.10 Order Handling; Order to Cash

Partner shall be solely responsible, at its sole cost and expense, for order intake and order management, as well as invoicing and cash collection (order-to-cash) for sale of the Product in the Territory.

7.11 Limitation on [***].

During the Term, Atara and its Affiliates [***].

7.12 Limitation on Activities Inside the Field and Territory.

From the Original Effective Date through the period that is [***] after the Execution Date (the “Limited Period”), Atara and its Affiliates shall not, and shall not grant any rights under the Atara Patent Rights to any of their respective licensees and sublicensees to, other than the Development of the Product in the Territory as specifically authorized under this Agreement, develop nor commercialize any product [***]. For the avoidance of doubt, a chimeric antigen receptor T-cell shall not constitute an EBV Restricted Product but shall constitute a Cell Therapy Restricted Product. Following the Limited Period and during the Term, [***]. The provisions of this Section 7.12 shall not apply to any Restricted Product, Restricted Product candidate, or development program of an acquiror of Atara, including its Affiliates or subsidiaries, in each case, existing as of the date of the acquisition by such acquiror of Atara, [***].

7.13 Partner Non-Compete.

During the Limited Period, none of Partner, its Affiliates and the Approved Sublicensees shall directly or indirectly develop or commercialize, or enable any such Affiliate, Approved Sublicensee to develop or commercialize, any Restricted Product, other than Product, for use in the Territory. Following the Limited Period, none of Partner, its Affiliates and the Approved Sublicensees shall directly or indirectly develop or commercialize, or enable any such Affiliate, Approved Sublicensee to develop or commercialize, any Restricted Product, other than Product, for use in any country, region, or jurisdiction in the Territory, as long the Product is the subject of [***]. The provisions of this Section 7.13 shall not apply to any Restricted Product of an acquiror of Partner, including its Affiliates or subsidiaries, in each case, existing as of the date of the acquisition by such acquiror of Partner, [***].

7.14 Limitation on Pursuit of Generic Product.

During the Term, none of Partner or its Affiliates, Approved Sublicensees, or Distributors shall practice, or authorize any Third Party to practice, any Atara Intellectual Property for any purpose other than as expressly authorized in this Agreement. Additionally, during the Term, none of Partner or its Affiliates, Approved Sublicensees, or Distributors nor Atara or its Affiliates shall (a) take any action to seek, or engage in, the development, regulatory approval, manufacture or commercialization of a Generic Competitor or (b) enable any Third Party to do the same.

Article 8
Manufacturing and Supply Matters

8.1 Manufacturing and Supply Agreement.

Prior to the Execution Date, the Parties have entered into that certain Original Manufacturing and Supply Agreement, which provides for the Manufacture and supply, by or on behalf of Atara to Partner, of Product in the Field in the Initial Territory. During the R&D Pre-Transfer Period, the Parties will negotiate and execute a new amended and restated manufacturing and supply agreement (the “Manufacturing and Supply Agreement” or “MSA”) for the Manufacture and supply of the Product throughout the Territory (including the Additional Territory) until the Manufacturing Transition Date, [***]. Prior to the Manufacturing Transition Date, Partner shall purchase from Atara or its Affiliates all of Partner’s, and its Affiliates’ and Approved Sublicensees’ requirements of Product in the Field in the Territory pursuant to the terms and conditions of the MSA, provided that until such time as the Parties have executed the MSA, Partner shall purchase from Atara or its Affiliates all of Partner’s, and its Affiliates’ and Approved Sublicensees’ requirements of Product in the Field in the Territory [***].

8.2 Manufacturing Responsibilities.

Prior to the Manufacturing Transition Date, Atara shall perform and carry out its

Manufacturing responsibilities set forth in this Agreement and the Original Manufacturing and Supply Agreement or MSA, as applicable. Notwithstanding anything to the contrary in this Agreement or in the Original Manufacturing and Supply Agreement or MSA (as applicable), if Atara requests to perform any of its Manufacturing responsibilities through a facility of an Atara Affiliate or Third Party subcontractor that has not been designated by Atara as an Atara Manufacturing Facility as of the Execution Date, and Partner unreasonably withholds, conditions or delays consent for such facility to be included as an Atara Manufacturing Facility hereunder, then Atara shall not be liable for any inability to perform its obligations under the MSA as a result thereof. Additionally, at Partner’s sole cost and expense in accordance with the Transition Budget, Atara shall be responsible for using Commercially Reasonable Efforts to conduct (a) PV3.3-associated comparability testing and process qualification activities associated assay development and drafting of the Process Performance Qualification (PPQ) and Comparability sections to support the PV3.3 Type II variation (EMA) and the Post Approval Supplement (PAS) for the FDA, and (b) (i) process development for PV3.4, (ii) applicable technology transfer of new Product version PV3.4 to Fuji Diosynth Biotechnologies California (“FDBC”), (iii) associated comparability testing and process qualification activities, (iv) associated assay development, and (v) drafting of the Process Performance Qualification (PPQ) and Comparability sections to support the PV3.4 Type II variation (EMA) and the Post Approval Supplement (PAS) for the FDA.

8.3 Quality Agreement.

Prior to the Execution Date, the Parties have entered into that certain Original Quality Agreement, which covers the manufacturing, primary Packaging, testing, storage, transportation to and within Europe, Cell Selection and other quality-related activities for the Product to be conducted by Parties, respectively. The Parties will negotiate and execute concurrently with the MSA a new amended and restated quality agreement (the “Quality Agreement”) for the manufacture and supply of the Product throughout the Territory (including the Additional Territory) on mutually agreed terms and conditions that are customary for agreements of this type, including customary audit rights of an Atara Manufacturing Facility.

8.4 Return of Product.

All returns of Product shall be in accordance with the Product return protocol specified in the Original Manufacturing and Supply Agreement and the Original Quality Agreement, or the MSA and Quality Agreement, as applicable.

8.5 Atara Supply Obligation.

(a) The obligations of Atara under this Article 8, including the obligations to Manufacture (or have Manufactured by an Atara Manufacturing Facility) and supply Product to Partner hereunder, shall continue from the Effective Date until the earlier of [***]. For as long as Atara remains responsible for the Manufacture and supply of Product hereunder, Atara will sell to Partner and Partner shall purchase from Atara (i) all PV3.2AT, PV3.3 and PV3.4 batches of Product, in their entirety, that are Manufactured and Released prior to the Manufacturing Transition Date (to be purchased by Partner on the date of Release) and (ii) all batches of Product, in their entirety, for which Manufacture is in progress on the Manufacturing Transition Date (including, without limitation, any and all such batches that are Released after the Manufacturing

Transition Date), in each case (i) and (ii) with Partner making such purchase on the applicable date of Release for each such batch all [***].

(b) Upon the Manufacturing Transition Date and throughout the remainder of the Term, Partner shall have the sole responsibility for Manufacturing Product, or having Product Manufactured, for use in the Territory. Notwithstanding anything to the contrary in this Agreement or in the Original Manufacturing Agreement or MSA (as applicable), on and after the Manufacturing Transition Date, Partner shall be required to use no less than the same level of diligence efforts in conducting the Manufacture and supply of the Product as required of Atara prior to the Manufacturing Transition Date under the Original Manufacturing and Supply Agreement and the Original Commercialization Agreement. To facilitate the transition of responsibility for Product Manufacturing and supply from Atara to Partner (i) subject to Section 8.5(a), at any time within [***] following Partner’s written request to Atara therefor, Atara will provide the right for Partner to assume sole responsibility for the Manufacture and supply of the Product in the Field in all countries of the Territory, in accordance with the Transition Plan, and (ii) on or prior to the Manufacturing Transition Date, Atara shall use Commercially Reasonable Efforts to negotiate with each applicable counterparty to bifurcate any Transferred Contracts for Product Manufacturing and supply arrangements to which Atara or its Affiliate is a party (including, the Transferred Contracts with FDBC and/or CRL), in accordance with Section 4.3. Partner shall bear associated costs in accordance with Section 4.3.

(c) Upon the Manufacturing Transition Date, or earlier, to the extent reasonably practicable, Partner shall seek revision of all Regulatory Approvals related to the Commercialization of the Product in the Territory to reflect Partner or its selected third party manufacturer (the “Selected Manufacturer”) as the Manufacturer. Following the expiration of the R&D Pre-Transfer Period, Partner shall be responsible, at Partner’s sole cost and expense, for all Regulatory Interactions and Regulatory Filings relating to PV3.3 and PV3.4. Atara shall provide Partner, at Partner’s sole cost and expense, with reasonable regulatory support to (i) enable Partner to draft any and all required variation applications, (ii) address inquiries from any Regulatory Authorities, and (iii) prepare for PAI inspections from both EMA and FDA, in each case (i) through (iii), as necessary in order to manufacture the Product either at Charles River Laboratories (“CRL”) or FDBC.

(d) Notwithstanding anything to the contrary in this Agreement or the Original Manufacturing and Supply Agreement or the MSA (as applicable), Partner shall order and purchase from Atara, and Atara will sell to Partner, any and all quantities of PV3.2AT, PV3.3 and PV3.4 supply in full batches (and not by vial). To the extent any terms of the Original Manufacturing and Supply Agreement or MSA (as applicable) conflict with Section 8.5(a) or Section 8.6, Section 8.5(a) and Section 8.6 shall control.

8.6 Inventory.

(a) Partner shall acquire and purchase (as applicable) from Atara and Atara shall transfer and sell (as applicable) to Partner all of the finished Product inventory owned and Released by Atara (consisting of finished Product manufactured using PV3.2AB, PV3.2AT, and PV3.3) and in existence as of the Effective Date (the “First Inventory Purchase”), in accordance with the terms set forth in Schedule 8.6(a), attached hereto.

(b) Additionally, Partner shall purchase from Atara and Atara shall sell to Partner all Product-Specific Intermediates owned and Released by Atara in existence on the Manufacturing Transition Date (the “Second Inventory Purchase”), in accordance with the terms set forth in Schedule 8.6(b), attached hereto.

Article 9
Intellectual Property Matters

9.1 Ownership of Intellectual Property.

The Parties acknowledge that, as between the Parties, (i) Atara Controls the Atara Intellectual Property, and (ii) Partner Controls any Partner Intellectual Property as well as any Development Data generated as of the Effective Date.

9.2 Prosecution.

(a) Partner acknowledges that, as between the Parties, Atara, in part through MSK, has the sole right, but not the obligation, at its sole cost and expense, to file, prosecute and maintain the Patent Rights in the Territory constituting Atara Intellectual Property, provided that any newly filed patent application (i.e., a patent application that is not included in the Patent Rights listed on Exhibit C) shall not extend the Royalty Term in any country under this Agreement. Atara shall keep Partner reasonably informed of the progress of its prosecution efforts (including any office actions or inter partes proceedings pertaining to or involving any Atara Patent Rights), by providing Partner with copies of all material patent prosecution documentation so that Partner may be informed and advise Atara on the continuing prosecution, and Atara agrees to consider in good faith all such reasonable comments. Partner shall keep this documentation confidential. If Atara elects not to file, prosecute or maintain a Patent Right in any country in the Territory, then it shall notify Partner in writing at least [***] before any deadline applicable to the filing, prosecution or maintenance of such Patent Right, as the case may be, or any other date by which an action must be taken to establish or preserve such Patent Right in such country or possession. Upon notification, Partner may elect to assume thereafter the costs of the filing, prosecution, or maintenance of such Patent Right. In such event, Atara shall file, prosecute or maintain such Patent Right and Partner shall reimburse such costs directly incurred with respect to the filing, prosecution, or maintenance of such Patent Right upon receipt of the corresponding invoice from Atara.

(b) Atara acknowledges that, as between the Parties, Partner has the sole right, but not the obligation, at its sole cost and expense, to file, prosecute and maintain the Patent Rights in the Territory constituting Partner Intellectual Property as well as Patent Rights covering Development Data generated as of the Effective Date. Partner shall keep Atara reasonably informed of the progress of its prosecution efforts (including any office actions or inter partes proceedings pertaining to or involving any Patent Rights constituting Partner Intellectual Property), by providing Atara with copies of all material patent prosecution documentation so that Atara may be informed and advise Partner on the continuing prosecution. Atara shall keep this documentation confidential.

9.3 Enforcement in the Territory.

(a) Each Party shall promptly notify the other Party in writing of any existing or threatened infringement, unauthorized use or misappropriation of the Atara Patent Rights in the Territory by reason of the Manufacture, use or sale of a product identical to or substantially similar to the Product (each, a “Competitive Infringement”) and shall provide all evidence in such Party’s possession demonstrating such infringement.

(b) Subject to Section 9.3(c) hereto and MSK’s rights under the MSK Agreement, as between the Parties, Partner shall have the first right, but not the obligation, at its sole cost and expense, to initiate an infringement action or other appropriate suit to enforce the Product Patent Rights in the Territory against any Competitive Infringement (each such action, a “Competitive Infringement Action”). Atara shall provide to Partner reasonable assistance in such enforcement, at Partner’s request, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. Partner shall keep Atara regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider Atara’s comments on any such efforts. Atara shall be entitled to separate representation in any such matter by counsel of its own choice and at its own expense, but Atara shall at all times cooperate fully with Partner in bringing such action.

(c) If Partner, in its sole discretion, determines not to exercise its right to bring any Competitive Infringement Action against a Competitive Infringement of the Product Patent Rights in the Territory, then Atara shall be entitled to bring such Competitive Infringement Action at its sole cost and expense.

(d) Subject to Section 9.3(e) hereto, Partner acknowledges that, as between the Parties, Atara has (i) the first right, but not the obligation, at its sole cost and expense, to enforce the Atara Patent Rights (other than the Product Patent Rights) in the Territory against any Competitive Infringement, and (ii) the sole right, but not the obligation, at its sole cost and expense to enforce any the Atara Patent Rights (including the Product Patent Rights) in the Territory against any other Third Party infringement, unauthorized use, misappropriation or threatened infringement thereof. Partner shall provide to Atara reasonable assistance in any enforcement of the Atara Patent Rights in the Territory against any Third Party infringement, at Atara’s request, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. Atara shall keep Partner regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider Partner’s comments on any such enforcement efforts. Partner shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but Partner shall at all times cooperate fully with Atara in bringing such action.

(e) If Atara, in its sole discretion, determines not to exercise its first right to bring a Competitive Infringement Action against any Competitive Infringement of the Atara Patent Rights (other than the Product Patent Rights) in the Territory, subject to Memorial Sloan Kettering Cancer Center’s secondary right to bring a Competitive Infringement Action against such Competitive Infringement of the Atara Patent Rights in the Territory as detailed in the MSK Agreement, Partner shall be entitled to bring such a Competitive Infringement Action at its sole cost and expense.

(f) A Party with responsibility for enforcement against a Competitive Infringement under this Section 9.3 hereto shall not settle any Competitive Infringement Action that it brought under this Section 9.3 involving Atara Patent Rights without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the other Party shall have the sole discretion to withhold consent in the event that such settlement would (i) restrict in any material respect the scope of the Atara Patent Rights or its rights or interests therein or otherwise adversely impact the Atara Patent Rights, or (ii) adversely impact the Development, Commercialization, any Regulatory Approval or any Regulatory Exclusivity of the Product in the Territory.

(g) If either Party recovers monetary damages from any Third Party in a Competitive Infringement Action brought hereunder with respect to the Atara Patent Rights, including in a settlement, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel), [***].

9.4 Infringement of Third Party Patent Rights.

If a Party becomes the subject of a Third Party’s claim or assertion of infringement of a Third Party Patent Right granted by a jurisdiction within the Territory with respect to the Commercialization of the Product in the Field in the Territory, or the Cell Selection, Development or Manufacture of the Product in the Field for Commercialization in the Field in the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party, and thereafter, the Parties shall promptly meet to consider the claim or assertion and mutually agree upon the appropriate course of action, but each of them shall be entitled to defend itself provided that it shall keep the other Party regularly informed of the status and progress of such defense efforts, shall reasonably consider the other Party’s comments, and shall not settle any claim, suit or action without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the other Party shall have the sole discretion to withhold consent in the event that such settlement would impose any obligation or liability on the other Party.

9.5 Patent Marking.

Partner shall mark Product marketed and sold by Partner (or its Affiliate and their Approved Sublicensees) hereunder with appropriate patent numbers or indicia, where relevant.

Article 10
Payments

10.1 Upfront Payments.

Pursuant to the Original Commercialization Agreement, prior to the Effective Date, Partner paid to Atara an upfront fee of Forty-Five Million Dollars ($45,000,000) in partial consideration for the licenses granted under the Original Commercialization Agreement (the “Initial Upfront Payment”). No later than ten (10) Business Days after the Effective Date, Partner shall pay to Atara an additional upfront fee of Twenty Million Dollars ($20,000,000) in partial consideration for the additional licenses granted hereunder (the “Additional Upfront Payment”; and together with the Initial Upfront Payment, the “Upfront Payments”). The Upfront

Payments shall be non-refundable, non-recoupable and non-creditable against any other amounts payable hereunder.

10.2 Development Milestones.

Partner shall make the following one-time milestone payments to Atara for the milestone events set forth in this Section 10.2:

(a) Centralized Marketing Authorization in the European Union of the Product for EBV+ PTLD in the solid organ transplant (SOT) and hematopoietic cell transplant (HCT) settings: Ten Million Dollars ($10,000,000). The Parties acknowledge and agree that, pursuant to the Original Commercialization Agreement and prior to the Execution Date, Partner has paid to Atara the milestone payment set forth in this Section 10.2(a).

(b) Following grant of Centralized Marketing Authorization in the European Union of the Product for EBV+ PTLD in the solid organ transplant (SOT) and hematopoietic cell transplant (HCT) settings, Atara’s filing of an application for transfer of the associated Marketing Authorization to Partner: Thirty Million Dollars ($30,000,000). The Parties acknowledge and agree that, pursuant to the Original Commercialization Agreement and prior to the Execution Date, Partner has paid to Atara the milestone payment set forth in this Section 10.2(b).

[***].

.

10.3 Commercial Milestones.

Partner shall make the following one-time milestone payments to Atara for the milestone events set forth in this Section 10.3:

[***].

10.4 Royalties on Net Sales.

(a) Royalties in the Initial Territory. From the Original Effective Date and through the end of the Royalty Term, on a country-by-country basis solely with respect to the Royalty Term, Partner shall make the following royalty payments to Atara on Net Sales of Product in the Initial Territory at a rate of:

[***].

(b) Royalties in the Additional Territory. From the Effective Date and through the end of the Royalty Term, on a country-by-country basis solely with respect to the Royalty Term, Partner shall make the following royalty payments to Atara on Net Sales of Product in the Additional Territory at a rate of:

[***].

10.5 Third Party Licenses.

In the event that Partner determines in its good faith judgment with advice from independent legal counsel that it is necessary to obtain a license to any Third Party Patent Rights in the Territory, wherein Partner’s Commercialization of the Product in the Field in the Territory would infringe such Third Party Patent Rights absent a license thereunder, and Partner obtains a license under such Patent Rights, Partner may deduct from the amounts due to Atara during the applicable Royalty Term under Section 10.4(a) or Section 10.4(b) an amount equal to [***] of any royalty payments on net sales actually paid to any such Third Party as consideration solely for any such license to such Patent Rights in the Territory; provided, however, that in no event shall the royalties owed to Atara under Section 10.4(a) and Section 10.4(b) be reduced, in the aggregate, by more than [***]. Partner agrees to provide Atara a true, complete and unredacted copy of any license or other agreement subject to this Section 10.5 within [***] of entering into such license agreement.

10.6 Generic Competitor.

If during the Royalty Term, a Third Party Generic Competitor receives Regulatory Approval, enters the market for sale in the Initial Territory or the Additional Territory, respectively, and (i) achieves a Generic Market Share of at least [***] in any particular Calendar Quarter in any country(ies) of the Initial Territory or the Additional Territory, as applicable, then in lieu of the royalty rates specified in Section 10.4(a) and (b) hereto, the royalty rate applicable to Net Sales of Product by Partner, its Affiliates, and Approved Sublicensees in such country(ies) in that Calendar Quarter shall be [***] or (ii) achieves a Generic Market Share of greater than [***] in any particular Calendar Quarter in any country(ies) in the Initial Terriotry or the Additional Territory, as applicable, then in lieu of the royalty rates specified in Section 10.4(a) and (b) hereto, the royalty rate applicable to Net Sales of Product by Partner, its Affiliates, and Approved Sublicensees in such county(ies) in that Calendar Quarter shall be [***].

10.7 Academic Hospital Manufacturer.

If during the Royalty Term, on a country-by-country basis in the Initial Territory or the Additional Territory, respectively, a product meeting the requirements of clause (a) and (b) of the defined term “Generic Competitor” is manufactured and sold by an academic hospital in a country in the Territory, Partner shall provide written notice to Atara of the sales of such product in such country and if the Parties mutually agree that the impact of such sales by the academic hospital is material, [***].

10.8 Milestone Reports and Payments.

(a) Atara shall notify Partner (or Partner shall notify Atara, as applicable) in writing within [***] after Atara or Partner first learns of the achievement of each milestone set out in Section 10.2. The corresponding milestone payment by Partner shall be due to Atara within [***] of receipt by Partner of an invoice from Atara and issued no earlier than the notice of achievement of the corresponding milestone event.

(b) Partner shall notify Atara in writing within [***] after Partner first learns of the achievement of each milestone set out in Section 10.3. The corresponding milestone payment by Partner shall be due to Atara within [***] of receipt by Partner of an invoice from Atara and issued no earlier than the notice of achievement of the corresponding milestone event.

(c) All payments due under Sections 10.2, 10.3 and 10.8 shall be payable, in full, in U.S. dollars, and shall be made by wire transfer to the Atara bank account specified in Exhibit D attached hereto, or to such other bank account designated in writing by Atara at least [***] prior to the applicable payment date, which account shall be opened in Atara’s name in the book of a bank in the European Union or the United States of America. Atara agrees to provide to Partner all information and documents required by Partner in connection with the relevant provisions of Laws relating to anti-money laundering/KYC and which are sufficient to allow Partner to comply with such Laws.

(d) Any milestone made by Partner to Atara pursuant to Article 10 hereto shall be non-refundable, non-creditable, and non-cancellable.

10.9 Royalty Reports and Payments.

(a) Reports. Within [***] after the end of each Calendar Quarter, commencing with the Calendar Quarter in which occurs the first invoiceable sale of Product in the Field in the Territory for which royalties are due and payable by Partner, its Affiliates or their Approved Sublicensees, Partner shall deliver to Atara a report (each, a “Royalty Report”) setting out in compliance with the template attached in Exhibit F all details necessary to calculate the payments due under Section 10.4, including royalty bearing Net Sales and the number of units sold in the relevant Calendar Quarter on a country-by-country basis, all relevant exchange rate conversions in accordance with Section 10.8(b) and the amount of any payment due from Partner to Atara, calculated in accordance with this Article 10. [***]. The royalty payment shall be due within [***] date of invoice and issued no earlier than the date of receipt of the Royalty Report by Atara.

(b) Payments. All payments due under Sections 10.4 and 10.9 of this Agreement shall be payable, in full, in U.S. dollars, regardless of the country(ies) in which Net Sales are made. For the purposes of computing Net Sales of Products sold in a currency other than U.S. dollars, such currency shall be converted into U.S. dollars using the average quarter to date rate of exchange as consistently applied per Partner’s internal accounting and reporting process. Such payments shall be without deduction of exchange, collection or other charges. All payments owed under this Agreement shall be made by wire transfer to the Atara bank account specified in Exhibit D attached hereto, or to such other bank account designated in writing by Atara at least [***] prior to the applicable payment date, which account shall be opened in Atara’s name in the book of a bank in the European Union or the United States of America. Atara agrees to provide to Partner all information and documents required by Partner in connection with the relevant Laws relating to anti-money laundering/KYC policies which are sufficient to allow Partner to comply with such Laws.

(c) Record Retention. Beginning with the first invoiceable sale of a Product in the Field in the Territory, Partner shall keep complete and accurate records pertaining to the sale of such Products including the original data files used to prepare the submitted Royalty Reports, for a period of [***] after the year in which such sales occurred, and in sufficient detail to permit Atara to confirm the accuracy of the royalties paid by Partner hereunder.

(d) Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest daily from the date due at the rate of [***]; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Atara from exercising any other rights it may have as a consequence of the lateness of any payment.

10.10 Audits. During the Term of this Agreement and for a period of [***] thereafter, at the request and expense [***], Partner shall permit an independent, certified public accountant of nationally recognized standing appointed by Atara, and reasonably acceptable to Partner, at reasonable times and upon reasonable notice, but in no case no more than once for any particular royalty period, or more than [***] thereafter, to examine such records as may be necessary for the sole purpose of verifying the calculation and reporting of Net Sales and the correctness of any royalty payment made under this Agreement for any period within the preceding [***]. Results of any such examination shall be made available to both Partner and Atara. The independent, certified public accountant shall disclose to Atara only the royalty amounts which the independent auditor believes to be due and payable hereunder to Atara and shall disclose no other information revealed in such audit. Any and all records examined by such independent accountant shall be deemed Partner’s Confidential Information which may not be disclosed by said independent, certified public accountant to any Third Party. Notwithstanding the above, if such audit reveals an underpayment by Partner in excess of [***] of the total payments made during the audited period, or [***] during any [***] period, then Partner shall pay the reasonable costs of the auditors plus interest on the discrepancy as provided for late payments under Section 10.9(d) within [***] of the completion of the applicable audit.

10.11 Reimbursement for Transition Costs.

(a) Partner shall reimburse Atara for the Transition Costs identified in the Transition Plan as being the Partner’s responsibility and reimbursable by Partner, including when and as provided any and all Transition Costs accounted for in the Transition Budget in accordance with this Section 10.11.

(b) Within [***] after the end of each [***], Atara shall provide to Partner a report of its actual Transition Costs incurred under the Transition Plan for such [***](each, a “Financial Report”), in such format as set forth in Schedule 10.11(b) as Atara shall establish for use in accordance with its Accounting Standards. Each Financial Report shall specify in reasonable detail, as applicable, the Transition Costs in the corresponding [***] incurred by Atara in accordance with this Agreement in such [***] and shall include an accounting of FTE Costs and Out-of-Pocket Costs incurred by Atara for such [***] for each Transition Plan. For the avoidance of doubt, Out-of-Pocket Costs may include, without limitation, certain (i) reasonable allocations of invoices received that are not solely related to the Product (e.g., lab supplies), and (ii) accruals that are based on Atara's Accounting Standards (e.g., clinical trial progress).

(c) Audit Rights. Once per [***] until the completion of the Transition Plan and no later than [***] following the date of completion of the Transition Plan, at the request and expense of [***], Atara shall permit an independent Third Party accountant appointed by Partner and reasonably acceptable to Atara, at reasonable times and upon reasonable notice, to examine such records as may be necessary for the sole purpose of verifying the calculation and reporting of Atara’s Out-Of-Pocket Costs for any [***]. Results of any such examination shall be made available to both Partner and Atara. Notwithstanding the above, if such audit reveals an overstatement by Atara of all of its Out-of-Pocket Costs for the Calendar Year in excess of [***] then Atara shall pay the reasonable costs of the auditors plus interest on the discrepancy as provided for late payments under Section 10.9(d) within [***] of the completion of the applicable audit. Partner shall not conduct an audit for the same [***] more than once.

(d) Forecasting and Overruns.

(i) Atara shall provide an updated Transition Budget once per [***] in accordance with its annual budgeting process prior to [***], together with a forecasted budget in reasonable detail of the Transition Costs to be incurred in connection with its activities under the Transition Plan until the completion of the Transition Plan.

(ii) Atara shall notify Partner without undue delay upon becoming aware that the anticipated Transition Costs to be incurred by Atara for a given [***] are projected to be in excess of the approved Transition Budget for such [***] by [***] or more (such amount in excess being referred to as the “Excess Costs”).

(iii) The Parties shall discuss the causes of any such increase and evaluate potential mitigation measures to prevent a further increase of Transition Costs.

(iv) Excess Costs shall not be included in the calculation of the applicable Transition Costs and shall not be reimbursable by Partner except with Partner’s consent, provided that Partner shall not unreasonably withhold, condition or delay any such consent if such Excess Costs are due to circumstances not attributable to Atara and Atara has used Commercially Reasonable Efforts to mitigate a further increase of Transition Costs.

(v) For clarity, upon any consent of Partner to include Excess Costs in the Transition Costs for any given [***], the Transition Budget for such [***] will be increased upon such consent of Partner to account for such Excess Costs, and such Excess Costs will be included in the calculation of the applicable Transition Costs (and reimbursable by Partner) for such [***].

(vi) Notwithstanding anything to the contrary herein, if (A) Excess Costs in a particular [***] are a result of, or otherwise attributable to, under spend in a prior [***] or acceleration of spend expected in a future [***], and (B) the overall Transition Budget remains unchanged, then such Excess Costs shall be included in the calculation of the Transition Costs and reimbursable by Partner.

(e) No Double Counting. For the avoidance of doubt, no cost or expense will be counted more than once in calculating Transition Costs even if such cost or expense falls into more than one of the cost categories included in Transition Costs.

(f) Reimbursement Payments. Subject to other provisions of this Section 10.11, Partner shall make the associated reimbursement payment of Transition Costs within [***] of the date of invoice. All reimbursement payments owed under this Section 10.11 shall be made by wire transfer to the Atara bank account specified in Exhibit D attached hereto, or to such other bank account designated in writing by Atara at least [***] prior to the applicable payment date, which account shall be opened in Atara’s name in the book of a bank in the European Union or the United States of America. Atara agrees to provide to Partner all information and documents required by Partner in connection with the relevant Laws relating to anti-money laundering/KYC policies which are sufficient to allow Partner to comply with such Laws.

10.12 Taxes.

(a) Sales or Other Transfers. The recipient of any transfer under this Agreement of Product or Know-How, as the case may be, shall be responsible for any sales, use, value added, excise or other taxes applicable to such transfer as required by law.

(b) Withholding. If Laws or regulations require withholding by Partner of any taxes imposed upon Atara on account of any royalties or other payments paid under this Agreement, such taxes shall be deducted by Partner as required by Law from such payment and shall be paid by Partner to the proper taxing authorities. Partner shall use Commercially Reasonable Efforts to secure official receipts of payment of any withholding tax and shall send them to Atara as evidence of such payment. The Parties shall exercise their reasonable efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any applicable tax treaty and shall cooperate in filing any forms required for such reduction. Each Party shall cooperate with the other and furnish the other Party with appropriate documents, including Tax Documentation, to secure application of the most favorable rate of withholding tax under applicable Law (or exemption from such withholding tax payments, as applicable).

Article 11
Representations and Warranties; Disclaimer

11.1 No Representation of Success.

Atara does not warrant that Atara can successfully Develop or obtain Regulatory Approvals for the Product in the Field in the Territory.

11.2 Representations and Warranties of Atara.

Atara provides to Partner the respresentations and warranties set forth in this Section 11.2 as of the Execution Date and the HSR Clearance Date:

(a) Atara is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent Atara from performing its obligations under this Agreement;

(b) Atara has full right and authority to grant the licenses to Partner as described herein;

(c) The Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of Atara enforceable against Atara in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time if effect, and to general principles of equity;

(d) The execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which Atara is a party, or by which it is bound, nor does it violate any Law applicable to Atara;

(e) All necessary consents, approvals and authorizations of all regulatory and Governmental Authorities and other persons or entities required to be obtained by Atara in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained;

(f) The Patent Rights within the Atara Intellectual Property listed on Exhibit C constitute a true, accurate and complete list of all Patent Rights within the Atara Intellectual Property in the Territory Controlled by Atara relating to the Products in the Territory;

(g) Atara is the sole and exclusive owner or exclusive licensee (subject to Section 2.1(b) and to routine commercial licenses, and provided that certain Know-How licensed to Atara by MSK under the MSK Agreement is licensed to Atara on a non-exclusive basis) of all of Atara Intellectual Property in the Territory with respect to Product, including all Patents Rights listed on Exhibit C and Product Trademarks listed on Exhibit E, free from encumbrances, and has the right to grant to Partner the rights granted herein with the respect to the Atara Intellectual Property;

(h) To Atara’s knowledge, all individuals who participated in the invention of any of the inventions claimed in the Patent Rights within the Atara Intellectual Property have made effective assignments of all ownership rights either pursuant to written agreement or by operation of applicable Law;

(i) To Atara’s knowledge, all application and registration fees in respect of the Patent Rights within the Atara Intellectual Property listed on Exhibit C have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of registering such Patent Rights within the Atara Intellectual Property;

(j) All application and registration fees in respect of the Product Trademarks listed on Exhibit E have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of registering such Product Trademarks;

(k) To Atara’s knowledge, Atara has not misappropriated any know-how relating to the Development, registration or Manufacturing of the Product, or the conduct of Cell Selection;

(l) There are no actual, pending, alleged, or to Atara’s knowledge, threatened actions, suits or claims alleging the misappropriation of any know-how relating to the Development, registration or Manufacturing of the Product, or the conduct of Cell Selection. Atara has taken reasonable precautions to preserve the confidentiality of the Atara Know-How within the Atara Intellectual Property;

(m) Atara has not granted any licenses to any Affiliate or Third Party under the Atara Intellectual Property or Regulatory Approvals to be obtained by Atara hereunder which would conflict with the licenses granted to Partner hereunder;

(n) Atara and its Affiliates have not granted any rights under the Atara Intellectual Property to any of their respective licensees and sublicensees to Develop, conduct Cell Selection, and/or Commercialize the Product in the Territory for use in therapeutic indications outside the Field;

(o) There are no actual, pending, alleged or to Atara’s knowledge, threatened action, suits, claims, interference or governmental investigations involving a Product (including with respect to the Development or Manufacturing of a Product or any Regulatory Approval or MAA related thereto) or any Commercialization of a Product, or the conduct of Cell Selection or the Atara Intellectual Property, by or against Atara, or any of its Affiliates, and to Atara’s knowledge, no circumstances that may give rise to any such action, suits, claims or investigation;

(p) Atara has not brought a claim alleging an infringement by a Third Party of any of the Atara Intellectual Property. To Atara’s knowledge, no Third Party infringes or misappropriates any of the Atara Intellectual Property;

(q) To Atara’s knowledge, none of the issued Patent Rights within the Atara Intellectual Property are invalid or unenforceable;

(r) Atara has disclosed to Partner in writing copies of: (i) any and all material study reports, or synopses of the materials aspects thereof, from Clinical Studies or GLP preclinical studies of the Product in its possession, and (ii) all material filings and correspondence between Atara and its Affiliates and the EMA and FDA, relating to clinical or preclinical studies of the Products, and such information and materials are true and accurate in all material respects;

(s) No information or materials provided by or on behalf of Atara to Partner including in the data room, when taken together as a whole, contain any untrue or misleading statement of a material fact or, to Atara’s knowledge, omit to state a material fact, in each case, that is likely to have a material adverse impact, on the Regulatory Approvals, Manufacturing and/or Commercialization, in each case, for the Product in the Territory, or the conduct of Cell Selection. In particular, (i) Atara has disclosed all Material Contracts to Partner and (ii) the MSK Agreement as well as the Transferred Contracts represent all Material Contracts;

(t) All data with respect to the Product that (i) is intended to be or was provided to a Regulatory Authority, or (ii) was provided by Atara to Partner, was generated in compliance with applicable Laws in all material respects;

(u) In the course of the Development of Product, Atara has not used any employee or consultant who has been debarred by any Regulatory Authority or was the subject of debarment proceedings by a Regulatory Authority, and to Atara’s knowledge, no such employees or consultants have been used by any Third Party on behalf of Atara in connection with the Development of the Product. All studies conducted by or on behalf of Atara with respect to the Product have been conducted in accordance with applicable Laws by persons with appropriate education, knowledge and experience in all material respects;

(v) The Existing Agreements are in full force and effect in accordance to their terms as disclosed to Atara. No terms of the Existing Agreements material to the rights granted to Partner hereunder have been redacted in the Existing Agreements made available to Partner;

(w) No Third Party has any right of consent, right of first negotiation or similar rights under the Existing Agreements, that could materially interfere with Partner’s exercise of its sublicensing rights under this Agreement;

(x) Atara has maintained in full force and effect all material agreements (including the Existing Agreements in accordance with its terms) and filings (including Patent Rights filings) necessary to perform its obligations hereunder. Atara and its Affiliates are in compliance with the Existing Agreements and have performed all material obligations required to be performed by them to date under the Existing Agreements. Neither Atara nor its Affiliates are (with or without the lapse of time or the giving of notice, or both) in material breach in any respect under the Existing Agreements;

(y) Atara has no knowledge of any breach of the representations and warranties given by the parties to Existing Agreements;

(z) All activities conducted by Atara with respect to the Product have been conducted, in all material respects, in accordance with applicable Laws;

(aa) The First Inventory Purchase has been manufactured in accordance with applicable Regulatory Approvals, GMP and other applicable Laws; and the remaining shelf life of the finished Product inventory owned by Atara as of the Execution Date, is set forth in Schedule 11.2 hereto; and

(bb) Atara is not (i) aware of any breach by Partner of the Original Commercialization Agreement or any of the Original Ancillary Agreements or (ii) aware of any facts that could form the basis of such a breach of said agreements.

11.3 Representations and Warranties of Partner.

Partner covenants, and represents and warrants to Atara that as of the Execution Date and the Effective Date:

(a) Partner is a corporation duly organized, validly existing and in good standing under the laws of jurisdiction in which it is incorporated and it has full right and authority to enter into this Agreement and to accept the rights and licenses granted as herein described;

(b) This Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of Partner enforceable against Partner in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time if effect, and to general principles of equity;

(c) The execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which Partner is a party, or by which it is bound, nor does it violate any Law applicable to Partner

(d) All necessary consents, approvals and authorizations of all regulatory and Governmental authorities and other persons or entities required to be obtained by Partner in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained; and

(e) Partner is not (i) aware of any breach by Atara of the Original Commercialization Agreement or any of the Original Ancillary Agreements or (ii) aware of any facts that could form the basis of such a breach of said agreements.

11.4 Representations of Both Parties.

Partner, with respect to itself and its Affiliates that have been or will be involved in the Development, Regulatory Filing activities and/or Commercialization of the Product in the Territory represents, warrants to Atara that, as of the Execution Date and the Effective Date, and Atara represents, warrants to Partner that, as of the Execution Date and the Effective Date, to the knowledge of such Parties’ compliance department:

(a) neither they or their directors, officers, employees, or any person authorized to act on its behalf have violated any Anti-Corruption Law in the Territory;

(b) neither they nor any person acting on its behalf, has offered, given, authorized, or promised anything of value (as defined by applicable Anti-Corruption Laws), either directly or indirectly, to any person, including to any Public Official or Entity, for the purpose of (i) improperly influencing any official act or decision; (ii) inducing performance or non-performance of any act in violation of a lawful duty; or (iii) securing an improper benefit or business advantage, in each case ((i) – (iii)) in any manner that violates the applicable Anti-Corruption Laws in the Territory;

(c) they have not received any written notice, request, or citation from any Governmental Authority with respect to any alleged or suspected violation of Anti-Corruption Laws in the Territory; and

(d) they are not under investigation or being prosecuted by a Government Authority with respect to any alleged or suspected violation of Anti-Corruption Laws in the Territory.

11.5 Certain Rights and Obligations of Atara.

(a) Atara shall not during the term of this Agreement (i) grant any lien, pledge, encumbrance, mortgage, or security interest (excluding any license rights or equivalents thereof) (collectively “Liens”) with respect to this Agreement or any of the Patents Rights within the Atara Intellectual Property in the Territory or (ii) permit such a Lien, to attach to this Agreement or any of such rights, in each case if such Lien would conflict with the rights granted to Partner hereunder.

(b) Upon termination of the MSK Agreement, for the benefit of Partner and should Partner so elect, Atara shall assign to MSK the portion of the Agreement that relates to the MSK Agreement and shall use Commercially Reasonable Efforts to pursue enforcement of Section 17.5 of the MSK Agreement.

(c) Except as set forth in Schedule 1.199, to the extent relating to the Product in the Territory, Atara shall not agree or consent to any substantive amendment, supplement or other modification to the MSK Agreement or the Transferred Contracts (only until the respective Assignment Dates thereof) or exercise any other right of agreement or consent thereunder, in each case to the extent that such amendment, supplement, modification, exercise or consent could materially and adversely affect Partner’s rights under this Agreement. Notwithstanding the preceding sentence, Atara shall have the right to do any of the foregoing with Partner’s prior consent in writing to the same, which consent shall not be unreasonably withheld, conditioned or delayed (and which agreement or consent of Partner shall be provided within [***] after a request therefor if such amendment, supplement or other modification would not materially and adversely affect Partner’s rights under this Agreement).

(d) Except as set forth in Schedule 1.199, Atara shall maintain and keep in full force and effect the MSK Agreement and Transferred Contracts (only until the respective Assignment Dates thereof) in accordance with the respective terms thereof, solely, in each case, with respect to the Product. Notwithstanding the preceding sentence, Atara shall have the right to cease maintaining and keeping in full force and effect the Transferred Contracts with the prior written consent of Partner, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Atara shall at all times comply in all material respects with the terms of the MSK Agreement and Transferred Contracts (only until the respective Assignment Dates). Atara shall promptly notify Partner of any actual or threatened breach of the MSK Agreement or the Transferred Contracts (only until the respective Assignment Dates) of which Atara becomes aware. Without limiting the foregoing, within [***] after Atara’s receipt of any written notice relating to any alleged breach by Atara under such agreements, Atara shall notify Partner thereof, specifying the basis for the alleged breach, as set out in the notice or otherwise known to Atara. Without prejudice to any of Partner’s other rights under the Agreement or other remedies available to it, Partner shall have the right to take step to cure an actual payment breach by Atara under any of the MSK Agreement or the Transferred Contracts (only until the respective Assignment Dates) to prevent a termination of such agreement, as applicable. Partner may set off any reasonable and undisputed payments made by or on behalf of Partner in connection with the performance of such steps against any amounts payable by Partner to Atara under this Agreement.

(f) From the Execution Date until the Effective Date, Atara shall:

(i) not take any action or omit to take any action that would result in any of the representations and warranties set forth in Section 11.2 being untrue on the Effective Date, provided that the foregoing shall not restrict Atara from entering into Material Contracts in accordance with the provisions of Schedule 1.199;

(ii) conduct its activities with respect to the Product in the ordinary course of business and shall not cease any material activity with respect to the Development or Manufacturing of the Product.

11.6 Certain Rights and Obligations of Partner.

(a) Partner’s, and Partner’s Affiliates, employees, officers, contractors, and consultants performing activities in connection with this Agreement shall execute or have executed agreements requiring assignment to Partner or Partner’s Affiliate, as applicable, all right, title and interest in and to their inventions and discoveries invented or otherwise discovered or generated during the course of and as a result of such activities, whether or not patentable, if any, prior to commencing such activities;

(b) Partner currently has, and will maintain during the Term of this Agreement, directly or through its Affiliates, Approved Sublicensees, and Distributors (i) sufficient qualified and trained personnel and resources, and (ii) necessary financial and technical capacity to effectively fulfill its obligations related to the Product as contemplated in this Agreement.

11.7 No Other Warranties.

EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 11, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF PARTNER OR ATARA; (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT; AND (C) ALL KNOW-HOW, INFORMATION AND MATERIALS PROVIDED BY EITHER PARTY TO THE OTHER PARTY UNDER THIS AGREEMENT ARE PROVIDED “AS-IS.”

Article 12
Indemnification; Insurance; Disclaimer

12.1 Indemnification by Atara.

Subject to Section 12.3, Atara shall indemnify, defend and hold harmless Partner and its Affiliates, their subcontractors and Approved Sublicensees and its and their shareholders, directors, officers, employees, agents and representatives and insurers (the “Partner Indemnified Persons”) from and against all Claims that may arise directly or indirectly as a result of: (a) the fraud, gross negligence or willful or wrongful acts or omissions of Atara; (b) a breach by Atara of any of its representations or warranties under this Agreement; (c) the failure of Atara to comply with applicable Laws; or (d) Atara’s Development and associated regulatory activities prior to and under this Agreement (including any such activities under the Transition Plan), and Cell Selection services, in each case, except to the extent such Claim arises directly or indirectly (i) as a result of any of the matters for which Partner is providing indemnification pursuant to Section 12.2 or, (ii) with respect to clauses (b), (c) or (d), from activities conducted by Atara or an Atara designee at the request of Partner.

12.2 Indemnification by Partner.

Subject to Section 12.3, Partner shall indemnify, defend and hold harmless Atara and its Affiliates and their subcontractors and its and their shareholders, directors, officers, employees, agents and representatives and insurers (the “Atara Indemnified Persons”) from and against all Claims that may arise directly or indirectly as a result of: (a) the fraud, gross negligence or willful or wrongful acts or omissions of Partner; (b) a breach by Partner of any of its representations or warranties under this Agreement; (c) the failure of Partner to comply with applicable Laws; or (d) Partner’s Development and regulatory activities (including any such activities under the Transition Plan), Manufacture (when transferred to Partner pursuant to this Agreement), Cell Selection services (when transferred to Partner pursuant to this Agreement), and Commercialization of the Products by or on behalf of Partner, in each case, except to the extent such Claim arises directly or indirectly as a result of any of the matters for which Atara is providing indemnification pursuant to Section 12.1.

12.3 Notice of Claim.

If a Party intends to claim indemnification under this Agreement (the “Indemnitee”), it shall promptly notify the other Party (the “Indemnitor”) in writing of such alleged loss and the Third Party Claim. The Indemnitor shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee. Any Indemnitee shall have the right to retain its own counsel at its own expense for any reason in connection with such Third Party Claim, provided, however, that if the Indemnitee shall have reasonably concluded, based upon a written opinion from outside legal counsel, that there is a conflict of interest between the Indemnitor and the Indemnitee in the defense of such action, the Indemnitor shall pay the fees and expenses of one law firm serving as counsel for the Indemnitee in relation to such Third Party Claim. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Third Party Claims covered by this Agreement. The obligations of this Article 12 shall not apply to any settlement of any Third Party Claims if such settlement is affected without the consent of both Parties, which shall not be unreasonably withheld, conditioned or delayed. Each Party will not, without the prior written consent of the other Party, settle such Third Party Claim or consent to the entry of any judgment to the extent that such settlement or judgment: (i) does not release the other Party from all liability with respect to such Third Party Claim, or (ii) likely will materially adversely affect such other Party or cause such other Party to incur any material obligation or liability. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 12.3. It is understood that only Partner and Atara can claim indemnity under this Agreement (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly claim indemnity hereunder.

12.4 Insurance.

Each Party, at its own cost and expense shall, during the Term of this Agreement and for [***] thereafter, carry and keep in force liability insurance covering such risks as are appropriate and in accordance with sound business practice and the Parties’ obligations under this Agreement.

12.5 Limitation of Liability.

NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT IN RESPECT OF ANY BREACH OF (1) A PARTY’S OBLIGATIONS UNDER ARTICLE 13 OR (2) INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 12 FOR THIRD PARTY CLAIMS. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS CLAUSE SHALL LIMIT OR EXCLUDE ANY LIABILITY TO A THIRD PARTY FOR FRAUD BY ANY PARTY.

Article 13
Confidentiality; Publications; Data Protection

13.1 Confidential Information.

The Parties acknowledge that the Confidential Information include valuable trade secrets and is proprietary and the exclusive property of the disclosing Party and its Affiliates. Unless otherwise set forth in an Ancillary Agreement, during the Term and for a period of [***], the receiving Party shall hold the Confidential Information supplied by the disclosing Party hereunder in strict confidence and shall use such Confidential Information solely for the purposes of performing hereunder. Notwithstanding the foregoing, trade secrets shall be treated as Confidential Information for as long as they retain their status as trade secrets. The receiving Party may only disclose Confidential Information to those directors, officers, employees, attorneys, contractors, agents, potential acquiror’s, potential sublicensees, bankers, and Affiliates (each a “Representative”) who have a need to know and who are bound by obligations of confidentiality and non-use with respect to such Confidential Information that are at least as restrictive as those set forth herein. Each of the Parties agrees to: (a) advise their Representatives of the proprietary nature of the Confidential Information and the terms and conditions of this Agreement requiring that the confidentiality of such information be maintained; and (b) use reasonable safeguards to prevent unauthorized use by such Representatives. Each Party shall be responsible for any breach of this Agreement by its respective Representatives.

13.2 Agreement Confidentiality.

Neither Party hereto shall disclose the terms of this Agreement to any other person or entity other than such Party’s Representatives, or as may otherwise be required by applicable

Laws. In the event a Party reasonably believes it is required by applicable Laws to disclose any terms of this Agreement, prior to any proposed disclosure of any of the terms of this Agreement, such Party shall allow and reasonably assist the other Party in taking any action to lawfully prevent or limit any such disclosure.

13.3 Exceptions.

For the purposes of this Agreement, “Confidential Information” shall not include:

(a) Confidential Information which is or becomes public knowledge (through no fault of the Parties or their Representatives in violation hereof);

(b) Confidential Information which is lawfully made available to a Party by an independent third party (and such lawful availability can be properly demonstrated);

(c) Confidential Information which is already in a Party’s possession at the time of initial receipt from the other Party (and such prior possession can be demonstrated by competent evidence); or

(d) Confidential Information which is independently developed by a Party or its Representatives and such independent development can be demonstrated by competent evidence.

13.4 Disclosures Required by Applicable Law.

Either Party may disclose Confidential Information which is required to be disclosed by applicable Laws or order of any Government Authority to be disclosed; provided, however, that the Party so disclosing shall, give the other Party as much prior written notice as reasonably practicable to permit it to seek a protective order or other similar order with respect to the Confidential Information and, thereafter, shall disclose only the minimum Confidential Information required to be disclosed in order to comply, whether or not the other Party seeks or obtains any such protective or other similar order. Notwithstanding the foregoing, information disclosed as set forth in this Section 13.4 shall not be disclosed to any other Third Party without the prior written consent of the disclosing Party.

13.5 Injunctive Relief.

Each Party acknowledges and agrees that its breach of the confidentiality and non-use obligations set forth herein may cause irreparable harm to the disclosing Party which would not be fully compensable by payment of money damages alone, and that in the event of such a breach or threatened breach the disclosing Party shall be entitled to seek equitable relief (including, without limitation, injunctive relief), without the necessity of proving actual damages or posting a bond. Such equitable relief shall be in addition to and not in lieu of any other relief available to the disclosing party at law or in equity.

13.6 Ownership of Confidential Information.

All Confidential Information which either Party or any of its Representatives shall obtain or to which either Party or any such Representative shall be given access pursuant to or in connection with this Agreement, shall be and remain the sole property of the disclosing Party, and the receiving Party shall have no rights or interests (except as expressly provided herein) to or in such Confidential Information.

13.7 Return or Destruction of Confidential Information.

Immediately upon the expiration or earlier termination of this Agreement, the receiving Party shall, at the other Party’s option, return to the disclosing Party, or provide a certificate of one of its Executive Officers as to the destruction of all Confidential Information (including all copies thereof) then in the possession of the receiving Party or any of its Representatives. Each Party may retain one (1) archival copy of such Confidential Information, which Confidential Information shall be subject to the confidentiality obligations set forth in this Article 13.

13.8 Data Protection.

Each Party shall comply with their respective obligations under applicable Data Protection Laws. Where one Party discloses personal data to the respective other Party, the disclosing Party is responsible to ensure meeting all conditions that are legally required to allow this disclosure for purposes of this Agreement (including medical and diagnostic research and development purposes). If such disclosure may include transfer of personal data from the European Economic Area (EEA) to a non-adequate country as defined by the General Data Protection Regulation 2016/679 (GDPR) such a transfer will require the prior conclusion of a specific agreement between the Parties, which they expressly accept, providing for the implementation of the most appropriate transfer mechanism in order to comply with the provisions of the GDPR related to export of personal data outside EEA. Additionally, this disclosure may include, e.g., ensuring that respective Data Subjects have given and not withdrawn their consents, or anonymizing or de-identifying the human personal data prior to disclosure.

13.9 Publications.

(a) In the R&D Pre-Transfer Period, if either Party (the “Publishing Party”) wishes to publish any information, data or results regarding the Product in the Field in the Territory obtained from activities authorized under this Agreement, including any Development Data resulting from the Current Studies in any scientific journals or scientific conferences, a manuscript of the proposed publication shall first be sent to the other Party (the “Receiving Party”) at least [***] in advance of such publication for review. The Publishing Party shall consider in good faith the Receiving Party’s comments during this [***] period and unless the Receiving Party informs the Publishing Party in writing during this [***] period that the proposed publication must be delayed in order to protect a patentable invention or changed to avoid disclosure of the Receiving Party’s Confidential Information or adjusted (to the extent scientifically reasonable) to avoid any materially adverse impact on the Development or Commercialization of the Product, the Publishing Party shall be free to publish such results. In the event that a delay of the proposed publication is required, the Publishing Party shall withhold such submission for publication for one additional period, up to [***], or such other period as the Parties may mutually agree.

(b) In the R&D Pre-Transfer Period, if a Party intends to present any information, data or results regarding activities relating to the Product in the Field in the Territory, including any Development Data resulting from the Current Studies, at symposia or other meetings of healthcare professionals, or international and/or US or European congresses, conferences or meetings organized by a professional society or organization, the provision of subclause (b) shall apply mutatis mutandis to (i) all abstracts that will be submitted for publication, (ii) all draft slide presentations for use in oral presentations, and (iii) all posters that will be presented at such Scientific Meeting, provided that the [***] review period referred to in subclause (b) shall be reduced to [***].

(c) In the R&D Post-Transfer Period and throughout the Term, Partner shall be free to publish or present any information, data or results regarding activities relating to the Product in the Field in the Territory and Atara shall not, except as otherwise authorized elsewhere in this Agreement, including in this Article 13, publish or present any information, data or results regarding activities relating to the Product in the Field in the Territory.

13.10 Publicity.

The Parties shall agree on a joint press release in relation to the execution of this Agreement, following the public dissemination of which (i) either Party may make subsequent public disclosure of the contents of such statement, in a manner reasonably consistent with such contents, without the further approval of the other Party, and (ii) each Party shall be entitled to refer publicly to the relationship of the Parties reflected in this Agreement in a manner that is consistent with the joint press release issued by the Parties. All other publicity, press releases and other announcements relating to this Agreement or the transactions contemplated hereby, including any announcement that discloses the existence of this Agreement or any Development or Commercialization activities with respect to the Product in the Field and in the Territory, shall be reviewed in advance by and subject to the approval of both Parties, which approval shall not be unreasonably withheld, conditioned or delayed; except that:

(a) nothing in this Section 13.10 shall prevent a Party from promptly making all disclosures and filings with Government Authorities as may, in its judgement be required or advisable in connection with the execution and delivery of this Agreement or the consummation of and the performance thereof the transactions contemplated hereby, including, without limitation, disclosures required by the rules and regulations of the SEC, other Government Authority, or applicable stock exchange, provided that except where prohibited by applicable Law or exigent circumstances, the receiving Party takes reasonable best efforts to provide the disclosing Party at least [***] prior written notice of such disclosure (and the right to review and comment on the proposed disclosure), and discloses only that portion of the Confidential Information that the receiving Party is legally required to disclose in the receiving Party’s legal counsel opinion;

(b) to the extent that this Agreement and one or more of the Ancillary Agreements may need to be filed by Atara with the SEC, Atara shall, prior to making any such filing with the SEC, provide Partner and its counsel with a proposed redacted version of this Agreement (and any other Ancillary Agreement, as applicable) which it intends to file with the SEC and to give due consideration to any comments provided by Partner or its counsel and use reasonable efforts to obtain confidential treatment for such required disclosure;

(c) following the filing of the Agreement or any Ancillary Agreement with the SEC, Atara may describe or refer to portions of the Agreement or any Ancillary Agreement for which confidential treatment is not obtained from the SEC without the prior review or approval of Partner;

(d) Atara may, only as required by the rules and regulations of the SEC or applicable stock exchange, disclose the Net Sales set forth in any Royalty Report in any earnings release, quarterly report or annual report, as the case may be, in each case without the prior review or consent of Partner; and

(e) either Party shall be free, without the consent of the other Party, to continue to publicly disclose materials previously approved by the other Party to the extent such materials are substantially in the same form as previously approved.

Article 14
Subcontracting

14.1 Atara.

Subject to the terms and conditions of this Agreement, including, without limitation, Section 14.3 hereto, Atara shall have the right to carry out all or any part of its obligations under this Agreement or any Ancillary Agreement through its subsidiaries, Affiliates or one or more Third Party subcontractors, provided that, with respect to any new Third Party subcontractors (i.e., any Third Party subcontractors that are not already engaged by Atara or any of its Affiliates, prior to the Effective Date, to provide services to Atara or any of its Affiliates with respect to the Product) that are dealing with material aspects of the Transition Plan, such right of Atara shall be subject to the prior approval of Partner (such approval shall not be unreasonably withheld, conditioned or delayed), provided further that, such approval shall be deemed given by Partner in the absence of a reply from Partner within [***] from Atara’s request therefor.

14.2 Partner.

Subject to the terms and conditions of the Agreement, including, without limitation, Section 14.3 hereto, Partner shall have the right to carry out all or any part of its obligations under this Agreement or any Ancillary Agreement through (i) its Affiliates and Approved Sublicensees, and Distributors, or (ii) one or more Third Party subcontractor(s) that do not require a license under the Atara Intellectual Property to perform appointed activities under this Agreement.

14.3 Responsibility For Subcontractors.

Each Party shall ensure that each of its subcontractors or Approved Sublicensees (as applicable), if any, accepts and complies with all of the terms and conditions of this Agreement and such Party shall be responsible for all acts of such subcontractors or Approved Sublicensees as if such acts were its own.

Article 15
Term and Termination

15.1 Term.

This Agreement will commence on the Effective Date and, unless earlier terminated under this Article 15 shall expire following the last Commercial Sale of the Product in the Field in the Territory by or on behalf of Partner, its Affiliates or their Approved Sublicensees (the “Term”).

15.2 Termination for Material Breach, Transfer or Assignment, Insolvency Event.

(a) Either Party may terminate this Agreement in the event of a material breach by the other Party of any material obligation of this Agreement in the overall context of the Agreement on [***] prior written notice to the other, specifying the nature of the breach, unless such other Party shall (i) cure such default within such [***] period or, (ii) if not capable of being remedied within such [***] period, communicate to the non-breaching Party a written remediation plan reasonably designed to cure such breach or default within a reasonable additional time period, not to exceed an additional [***] following expiration of the foregoing [***] period and diligently seeks to remedy the breach in accordance with the remediation plan. If the allegedly breaching Party disputes in good faith the material breach, this Agreement shall not be terminable by the non-breaching Party until it has been determined by arbitration under Section 16.12(c) that this Agreement was materially breached by the breaching Party and then only if the breaching Party has not cured such material breach within [***] following such arbitration determination. If the material breach is due to an Approved Sublicensee or Distributor of Partner, the termination of the license or sublicense with such Approved Sublicensee or Distributor within [***] of the notice of breach would be deemed to cure such breach for the purposes of this Section 15.2(a). Notwithstanding the foregoing, in the event of a material breach by either Party with respect to (A) the Initial Territory (and not the Additional Territory), then the non-breaching Party’s termination rights arising from such breach shall be limited to the Initial Territory (as a whole), or (B) the Additional Territory (and not the Initial Territory), then the non-breaching Party’s termination rights arising from such breach shall be limited to the Additional Territory (as a whole).

(b) Notwithstanding the provisions of Section 15.2(a), either Party may terminate this Agreement on written notice with immediate effect upon the Insolvency Event of the other Party. All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to intellectual property as defined in Section 101 of such Code. The Parties agree that Partner may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets. The Parties further agree that, in the event Partner elects to retain its rights as a licensee under such Code, Partner shall be entitled to complete access to any Licensed Intellectual Property and all embodiments of such technology.

15.3 Termination for Patent Challenge.

If Partner commences or actively participates in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise asserts in writing any claim challenging or denying the validity or enforceability of any patent claim in the Atara Intellectual Property, then Atara shall have the right, in its sole discretion, to terminate this Agreement upon providing Partner [***] prior written notice of termination. In addition to all other rights and remedies available to Atara for any breach of this provision by Partner, in the event that any such challenge is not successful, then Partner shall reimburse Atara for all costs and expenses, including but limited to attorney’s fees, incurred by Atara incurred as a result of defending against such challenge.

15.4 Termination for Convenience by Partner.

Partner shall be permitted to terminate this Agreement (i) in its entirety, (ii) on a Region-by-Region basis, and (iii) elsewhere in the Territory on a country by country basis, at will, (a) prior to the Manufacturing Transition Date, with [***] prior written notice to Atara, and (b) on or after the Manufacturing Transition Date, with [***] prior written notice to Atara. During the period after providing Atara a notice to terminate pursuant to this Section 15.4 and prior to the effective date thereof, this Agreement will remain in full force and effect and Partner shall continue (and shall cause all its Affiliates, Approved Sublicensees and Distributors to continue) to perform Partner’s obligations and applicable activities under this Agreement in the Terminated Countries or worldwide (in the event of a termination of this Agreement in its entirety) as applicable.

15.5 Termination for Safety Reasons.

Partner shall be permitted to terminate the Agreement for Safety Reasons upon [***] written notice to Atara, but only after consulting with Atara at least [***] on Partner’s assessment with respect to such Safety Reasons. In this regard, “Safety Reasons” shall mean that, based upon all relevant scientific data, there are safety and public health issues relating to the Product such that the medical benefit/risk ratio of such Product is sufficiently unfavorable as to materially compromise the welfare of patients so that use in patients is no longer justifiable. Upon termination for Safety Reasons pursuant to this Section 15.5, Partner shall be responsible for activities relating to recall of Product in all countries of the Territory, as applicable, at their sole cost and expense.

15.6 Alternative to Termination for Material Breach.

If Atara has materially breached or defaulted in the performance of any of its material obligations hereunder with respect to (a) the transition activities set forth in the Transition Plan or (b) of its obligations in Sections 7.11 and 7.12, and such breach is not curable or has not been cured within the cure period in Section 15.2 after written notice thereof was provided by Partner, then, [***].

15.7 Consequences of Termination.

(a) Accrued Obligations. The termination of this Agreement by either Party shall not release the other Party from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor will any such termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this

Agreement, provided that any milestone payment that is achieved under Section 10.2(c) or Sections 10.2(e)-(h) during the termination notice period shall not be due.

(b) Rights on Termination with respect to Terminated Countries. In case of termination of this Agreement by either Party (unless as otherwise specified), this Section 15.7(b) shall only apply to the rights and activities related to each of the Terminated Countries:

(i) General Cooperation.

(A) The Parties shall use reasonable efforts to coordinate activities with respect to the Development of the Product in each Party’s respective territory (i.e., with respect to Atara, all of the Terminated Countries and, with respect to Partner, the Territory). Without limiting the foregoing, each Party shall (1) promptly notify the other Party in writing of any communication relating to the Product received from any Regulatory Authority that may be materially relevant to the other Party in such Party’s territory and (2) promptly notify the other Party of any information it receives regarding any threatened or pending action or communication by or from any Regulatory Authority, which may adversely affect the exploitation or regulatory status of the Product in the other Party’s territory.

(B) The Parties shall use reasonable efforts to coordinate activities with respect to the Commercialization of the Product in each Party’s respective territory.

(ii) Wind-down Period.

(A) Partner shall use Commercially Reasonable Efforts to effect a smooth termination of the Agreement, including by performing the activities set forth in Sections 15.7(b)(ii)(B), 15.7(b)(ii)(C) and 15.7(b)(ii)(D), for a period not exceeding [***] following the termination of the Agreement (“Wind-down Period”).

(B) At Atara’s sole election, (i) Partner and Atara (or Partner and Atara’s designee) shall, negotiate in good faith (during the Wind-down Period) and enter into (as soon as reasonably practicable and, in any event, prior to the expiration of the Wind-down Period) a manufacturing and supply agreement (containing the same framework as that contained in the Original Manufacturing and Supply Agreement or MSA, as applicable) for the Manufacture and supply to Atara (or its designee) of Atara’s and its Affiliates’ and licensees (or sublicensees, as applicable) requirements of Product in the Terminated Countries, [***], or (ii) Partner shall provide Atara with reasonable assistance in Atara’s negotiation of Third Party arrangements with Partner’s then-current suppliers for the Product, at Atara’s costs.

(C) Each Party shall use Commercially Reasonable Efforts to cooperate with the other to effect a smooth and orderly wind down and transition to Atara (or its designee) of the activities related to the Product during the

Wind-down Period.

(D) Partner shall provide Atara with country-specific Promotional Materials for use limited to the Product, excluding any trademarks and logos that are specific to Partner. Partner agrees to provide Atara with country-specific Promotional Materials and to assign on reasonable commercial terms to be agreed by the Parties all rights in and to any Product Trademarks, other than Product Trademarks of Partner, specific to the Product that Partner or any of its Affiliates used or intended to use in connection with Product(s) in the Terminated Countries. It is understood that such assignment shall not include the name of Partner or any of its Affiliates, nor the corporate logo, service mark, or trademark for Partner or for any of its Affiliates as a corporate entity.

(iii) Licenses. Upon termination of this Agreement in all or in part by either Party, all licenses granted by Atara to Partner, including any license to Manufacture Product in (or for use in) the Terminated Countries or the Territory, as applicable, shall terminate, and Partner and its Affiliates, Approved Sublicensees and Distributors shall cease all Development, Manufacturing, Regulatory, and Commercialization activities under this Agreement, in each case, with respect to the Terminated Countries or the Territory, as applicable. Further, the following provisions shall apply to the Terminated Countries:

(A) Assignment of Regulatory Filings and Market Authorizations. Partner shall assign, or cause to be assigned, to Atara any and all Regulatory Filings, Marketing Authorizations and Pricing Approvals held in Partner’s (or its Affiliates’) name and relating to Product (or to the extent not so assignable, Partner shall take all reasonable actions to make available to Atara the benefits of) all Regulatory Filings, Marketing Authorizations and Pricing Approvals for the Product in the Terminated Countries. In each case, unless otherwise required by any applicable Law or regulation or requested by Atara, the foregoing assignment (or availability) shall be made within a reasonable period of time mutually agreed between the Parties. On or prior to the effective date of termination, Partner shall also provide Atara with copies of all such regulatory documentation.

(B) Approved Sublicensees. Any contracts with Approved Sublicensees and/or Distributors engaged by Partner (or its Affiliates) in the Terminated Countries shall, upon Atara’s request, be assigned to Atara (or its designee) to the furthest extent possible. Partner shall use Commercially Reasonable Efforts, and cause its Affiliates to use Commercially Reasonably Efforts, to waive any exclusive dealing obligations of such Approved Sublicensees and/or Distributors, as applicable, with respect to the applicable sublicense agreement(s), and to provide to Atara information relevant to such sublicense agreement(s) and make introductions to such Approved Sublicensees and/or Distributors so that Atara may enter into direct discussions with such Approved Sublicensees and/or Distributors to secure the relevant items or services.

(C) Assignment of Product Trademarks and Domain Names. Upon the effective date of termination, Partner shall promptly assign, or cause to be assigned, to Atara (or its designee) any and all Product Trademarks, Product Trade Dress, and Product-specific website domain names, logos and slogans in the Terminated Countries, that were assigned to Partner pursuant to Section 7.6(a).

(D) Partner Trademarks. Upon the effective date of termination, Partner agrees to assign on reasonable commercial terms to be agreed by the Parties all rights in and to any trademarks owned by Partner that are specific to the Product that Partner, its Affiliates, and Approved Sublicensees used or intended to use in connection with the Product in the Terminated Countries. It is understood that such assignment shall not include the name of Partner or any of its Affiliates or Approved Sublicensees, nor the corporate logo, service mark, or trademark for Partner or for any of its Affiliates or Approved Sublicensees as a corporate entity.

(E) Partner Intellectual Property. Partner shall grant to Atara a non-exclusive, worldwide, transferable, perpetual and irrevocable license, with the right to sublicense through multiple tiers Partner Intellectual Property (including Development Data included therein other than any Licensed Back Data) as it exists at the time of such termination of this Agreement and that are necessary to research, develop, make, have made, use, sell, offer for sale, import, and otherwise exploit the Product and any related companion diagnostics, and to conduct or have conducted Cell Selection in the Field, subject to the Parties entering into a commercially reasonable, mutually-agreed license; provided however, that if termination is due to a material breach by Partner under Section 15.2(a), then the foregoing license shall be provided on a fully paid basis.

(F) Development Data. Partner shall and hereby does grant to Atara a non-exclusive, fully paid-up, transferable, perpetual and irrevocable license, with the right to sublicense (through multiple tiers) any and all Licensed Back Data to the extent necessary for Atara to research, Develop, make, have made, use, sell, offer for sale and import the Product for distribution and use in the Terminated Countries, as well as to conduct or have conducted Cell Selection in the Terminated Countries.

(G) Right of Reference. Without limiting Section 5.6, Atara (or its designee) shall have the right to cross-reference the Regulatory Filings Controlled by Partner under this Agreement relating to the Product (including any DMF Controlled by Partner and its Approved Sublicensees) and to access such Regulatory Filings for, (x) with respect to Licensed Back Data, any activity relating to obtaining or maintaining Regulatory Approval for the Product outside the Territory, (y) with respect to Development Data other than Licensed Back Data, subject to the Parties entering into a commercially reasonable, mutually-agreed license agreement, for any activity relating to obtaining or maintaining Regulatory Approval for the Product outside the Territory.

(iv) Restrictive Covenants.

(A) To the extent permitted by applicable Laws, Partner hereby covenants and agrees that it shall not (and shall ensure its Affiliates, Approved Sublicensees and Distributors shall not), either directly or indirectly, market, promote, distribute or sell or otherwise engage in the Commercialization of Product into or within countries outside of the Territory. Without limiting the generality of the foregoing, with respect to such countries outside of the Territory, Partner shall not (and shall ensure its Affiliates, Approved Sublicensees and Distributors shall not) (i) engage in any promotional, advertising, educational, scientific communications, medical affairs, or similar activities relating to the Product directed to customers or other persons, entities or organizations located in such countries, or (ii) solicit orders from any prospective purchaser located in such countries, provided in each case that Partner, in alignment with plans discussed in good faith with Atara, shall not be restricted from presenting the Product in international congresses, conferences or meetings outside the Territory organized by a professional society outside the Territory, conducting market research outside the Territory with prior consultation, and in coordination with Atara, or from interacting with key opinion leaders outside the Territory, each in connection with the Product.

(B) To the extent permitted by applicable Laws, and except in order to perform its obligations under this Agreement, Atara hereby covenants and agrees that it shall not (and shall ensure its Affiliates, distributors of the Product, and sublicensees of the Product shall not), either directly or indirectly, market, promote, distribute or sell or otherwise engage in the Commercialization of Product into or within countries in the Territory. Without limiting the generality of the foregoing, with respect to such countries inside the Territory, Atara shall not (and shall ensure that its Affiliates, distributors of the Product, and sublicensees of the Product will not) (i) engage in any promotional, advertising, educational, scientific communications, medical affairs, or similar activities relating to the Commercialization of Product directed to customers or other persons, entities or organizations located in such countries, or (ii) solicit orders from any prospective purchaser located in such countries, provided in each case that Atara, in alignment with plans discussed in good faith with Partner, shall not be restricted from presenting the Product in international congresses, conferences or meetings inside the Territory organized by a professional society inside the Territory, conducting market research inside the Territory with prior consultation and in coordination with Partner, or from interacting with key opinion leaders inside the Territory, each in connection with the Product.

(v) Intellectual Property Matters.

(A) Any and all rights relating to patent prosecution and enforcement of Atara Intellectual Property granted to Partner under this Agreement will terminate in the Terminated Countries.

(c) Additional Rights on Termination of the Agreement (in its Entirety). In case of termination of this Agreement in its entirety, by either Party pursuant to Section 15.2(a)

or 15.2(b), by Atara pursuant to Section 15.3, or by Partner pursuant to Sections 15.4 or 15.5, then in addition to Sections 15.7(b), and notwithstanding anything to the contrary contained therein, this Section 15.7(c) shall apply:

(i) Inventory. Except in the case of a termination for convenience by Partner pursuant to Section 15.4, Partner shall return to Atara, [***], in resalable form, its remaining inventory of the Product following the termination of this Agreement during the Wind-down Period. Following a termination for convenience by Partner pursuant to Section 15.4, Partner shall return to Atara [***], in resalable form, its remaining inventory of the Product during the Wind-down Period.

(ii) Clinical Studies. In the event Partner is the sponsor of or is responsible for conducting any ongoing Clinical Studies, other than the Current Studies, of the Product following the date a notice of termination has been issued by Atara or Partner, as applicable, Partner shall be entitled to complete or wind down such activities, unless Atara requests that they be transitioned to Atara (or Atara’s designee), in which case Partner shall use Commercially Reasonable Efforts to support such transition to Atara (or Atara’s designee), [***]. In the event Partner delivers a notice of termination pursuant to any of Section 15.2 or 15.5, to the extent that Partner is responsible for conducting any ongoing Current Study on the date of delivery of such notice, Partner shall be entitled to complete or wind down such activities, unless Atara requests that they be transitioned to Atara (or Atara’s designee), in which case Partner shall use Commercially Reasonable Efforts to support such transition to Atara (or Atara’s designee), [***]. In the event Partner delivers a notice of termination pursuant to Section 15.4, to the extent that Partner is responsible the costs for conducting any ongoing Current Study on the date of delivery of such notice, [***].

(iii) Transition of Contracts. As soon as reasonably practicable following the delivery or receipt, as applicable, of the notice of termination of the entire Agreement, Partner shall provide to Atara a schedule of all contracts in effect at the time of such notice, to which Partner or any of its Affiliates is a party, that are material to the Development, Cell Selection, Manufacture, Regulatory activities, or Commercialization, as applicable, of the Products and any related companion diagnostics, and to conduct or have conducted Cell Selection. Upon the effective date of termination, Partner shall assign (to the extent assignable) to Atara, upon specific request of Atara, any such contracts that are solely and exclusively related to the Product (including, without limitation, any and all Transferred Contracts and Bifurcated Contracts, that are then-still in effect, that were transferred and assigned to Partner pursuant to Section 4.3); provided that, to the extent any such contract is not assignable to Atara, Partner shall reasonably cooperate with Atara to assist Atara to arrange to continue to receive such services, [***].

(iv) Development Data. Notwithstanding anything to the contrary contained herein, upon the effective date of termination, Partner shall promptly assign, or cause to be assigned, to Atara any and all Development Data (including, without limitation, all Development Data assigned to Partner pursuant to Section 5.4), provided that, with respect to any Development Data within the Partner Intellectual Property, such assignment shall be subject to the Parties entering into a commercially reasonable, mutually-agreed assignment agreement, as applicable; provided however, that if termination is due to a material breach by Partner under Section 15.2(a), then the foregoing assignment shall be free.

(v) Technology Transfer. As soon as reasonably practicable following the delivery or receipt, as applicable, of the notice of termination of the entire Agreement, Partner shall use Commercially Reasonable Efforts to (i) transfer to Atara (or its designee) any and all on-going or planned Development, Cell Selection, Manufacture, Regulatory activities, or Commercialization activities, and any and all technology, materials, and other Know-How required to enable Atara (or its designee) to perform such activities, and (ii) complete such technology transfer within the Wind-down Period.

15.8 Termination Not Sole Remedy.

Termination is not the sole remedy under this Agreement and, whether or not termination is affected and notwithstanding any provision contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.

Article 16
General Provisions

16.1 Antitrust Filings.

(a) Each of Atara and Partner agrees to prepare and make appropriate filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), and other antitrust requirements relating to this Agreement and the transactions contemplated hereby as soon as reasonably practicable after the Execution Date ([***]), but each Party shall otherwise bear its own costs in connection with such filings. The Parties agree to cooperate in the antitrust clearance process and to furnish promptly to the Federal Trade Commission (“FTC”), the Antitrust Division of the Department of Justice (“DOJ”) and any other agency or authority, any information reasonably requested by them in connection with such filings. Each of the Parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable to satisfy the Antitrust Conditions as promptly as practicable. With respect to the HSR filings and other filings made pursuant to this Section 16.1(a), each of Atara and Partner shall coordinate and cooperate in good faith. In furtherance of the foregoing, each Party agrees to: (i) promptly notify the other Party of any non-ministerial communication with the FTC, the DOJ, or any other agency or authority and, subject to applicable Law, discuss with and permit the other Party to review in advance and comment on (and such Party will consider any comments in good faith) any proposed written non-ministerial communication to any of the foregoing; (ii) not agree to participate in any non-ministerial meeting or discussion with the FTC, the DOJ or any other agency or authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other Party in advance and, to the extent permitted by such the FTC, the DOJ or any other agency or authority, give the other Party the opportunity to attend and participate thereat; and (iii) promptly furnish the other Party with copies of all non-ministerial correspondence and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and the FTC, the DOJ or any other agency or authority on the other hand, with respect to this Agreement; provided, however, that materials provided pursuant to the foregoing clauses (i) to (iii) may be redacted (A) to remove references concerning the valuation of the Parties or their respective Affiliates, (B) as necessary to comply with contractual arrangements and, (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of the Parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 16.1 as “Outside Counsel Only Material” which such material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials. Neither Party shall withdraw its HSR filing, or agree with the FTC or DOJ to extend the period prohibiting consummation of the transactions contemplated by this Agreement, without the consent of the other Party, which will not unreasonably be withheld, conditioned or delayed.

(b) Other than the provisions of Section 11.5(c) (solely with respect to the first sentence thereof), Section 11.5(d) (solely with respect to the first sentence thereof) and Section 11.5(f) (collectively, the foregoing provisions, the “Interim Covenants”); this Section 16.1, Section 16.2 and Section 16.12; Article 13; and Article 1 (solely to the extent applicable to foregoing provisions referenced in this sentence), the rights and obligations of the Parties under this Agreement shall not become effective until the Effective Date, which shall not, in any event, occur before (i) the waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under HSR shall have expired or earlier been terminated; (ii) no injunction or order (whether temporary, preliminary or permanent) prohibiting consummation of the transactions contemplated by this Agreement or any material portion hereof shall be in effect; and (iii) no judicial or administrative proceeding opposing consummation of all or any part of this Agreement shall be pending ((i), (ii), and (iii) together are the “Antitrust Conditions” and the date the Antitrust Conditions are satisfied is the “HSR Clearance Date” of this Agreement).

(c) If the HSR Clearance Date has not occurred within [***] after the Execution Date, this Agreement may either be (i) extended for an additional period of time to be mutually agreed between the Parties, or (ii) terminated by either Party upon written notice to the other.

16.2 Effectiveness.

(a) Atara may, no later than [***] following the HSR Clearance Date, deliver an updated Schedule 11.2 to Partner disclosing the existence of any material facts that occured between the Execution Date and the HSR Clearance Date that would cause any of the representations and warranties of Atara to be inaccurate as of the HSR Clearance Date. Notwithstanding anything to the contrary, if Atara provides notice to Partner within such [***] period that there are no updates to Schedule 11.2 (such notice, the “Closing Notice”), then all provisions of this Agreement shall become effective automatically upon Atara’s delivery of such Closing Notice. Atara shall not be liable for a breach of its representations and warranties at the Effective Date if such facts occurred between the Execution Date and the HSR Clearance Date and are not attributable to a breach by Atara of the Interim Covenants. Partner shall have the right to review the updated Schedule 11.2 for a period of [***] after receipt thereof (such [***] period, the “Schedule Review Period”). At any time during the Schedule Review Period, Partner shall have the right to terminate this Agreement by delivery of a written notice to Atara (with such notice specifying the information forming the basis for Partner’s decision to terminate) if the revised information would have a Product Material Adverse Effect (such notice, the “Recission Notice”), provided that Atara shall have a period of [***] after receipt of such Recission Notice (such [***], the “Notice Review Period”) to review such Recission Notice (including, without limitation, the information forming the basis of such decision to terminate) and to object to the existence of a Product Material Adverse Effect by written notice to Partner (such notice, the “Objection Notice”). If the Parties do not agree on the existence of a Product Material Adverse Effect within the Notice Review Period, then either Party may refer the matter for determination of the occurrence of a Product Material Adverse Effect in accordance with Section 16.12(c). If Partner does not deliver the Recission Notice to Atara within the Schedule Review Period, then Partner shall be deemed to have accepted the updated Schedule 11.2, and Schedule 11.2 attached to this Agreement as of the Execution Date shall be deemed to be superseded by the updated Schedule 11.2.

(b) All provisions of this Agreement shall become effective automatically upon the earliest to occur of:

(i) the date of Atara’s delivery of a Closing Notice to Partner;

(ii) if Partner does not deliver the Recission Notice to Atara prior to the expiration of the Schedule Review Period, the date of expiration of the Schedule Review Period; or

(iii) if, pursuant to and in accordance with Section 16.2(a), (A) Partner delivers the Recission Notice to Atara, (B) Atara delivers the Objection Notice to Partner, (C) a Party refers the dispute regarding the existence of a Product Material Adverse Effect for determination by arbitration in accordance with Section 16.12(c), and (D) the final award rendered by the tribunal is that no such Product Material Adverse Effect exists, the date of such final award, in any case (i), (ii) or (iii), without the need for further action by the Parties (such date, as applicable, the “Effective Date”).

(c) Upon the occurrence of the Effective Date, the Original Commercialization Agreement shall automatically terminate, without the need for further action by the Parties. For clarity, and notwithstanding anything to the contrary herein, the Original Commercialization Agreement shall continue in full force and effect unless and until the occurrence of the Effective Date.

16.3 Entire Agreement.

Beginning on the Effective Date, this Agreement and the Ancillary Agreements, together with the Exhibits and all written amendments, modifications and supplements thereto constitute the entire agreement between the Parties and all prior negotiations, proposals and writings pertaining to this Agreement or the subject matter thereof (including the Original Commercialization Agreement), are hereby superseded. No modification of this Agreement will be effective unless in writing and signed by both Parties.

16.4 Severability.

In the event that any provision of the Agreement or the documents and instruments contemplated hereby is held by court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, unless narrowed by construction, the Agreement and the documents and instruments contemplated hereby shall be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable, or if such language cannot be drawn narrowly enough to satisfy such court, the court making any such determination shall have the power to modify in scope, duration or otherwise any such provision, but only to the extent necessary to make such provision or provisions enforceable in such court, and such provision then shall be applicable in such modified form. No narrowed construction, court modification, or invalidation of any provision of the Agreement and the documents and instruments contemplated hereby shall affect the construction, validity, or enforceability of such provision or of the Agreement and the documents and instruments contemplated hereby in any jurisdiction other than that upon which the decision of the court of competent jurisdiction shall govern.

16.5 Assignment.

This Agreement may not be assigned by either to any person, firm, partnership, corporation or other entity (including by operation of law, judicial process or otherwise) without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, provided that each Party may assign this Agreement, or any or all of the rights and obligations hereunder, to upon [***] written notice (a) without obtaining the other Party’s prior written consent, to any of its Affiliates for as long as such entity remains an Affiliate, (b) in the case of Atara, without obtaining the Partner’s prior written consent, to (i) an entity that acquires all or substantially all of the equity interests, business or assets to which this Agreement relates, whether by merger, acquisition, reorganization or otherwise, or (ii) to an entity located in the USA, European Union or United Kingdom solely with respect to the transfer or assignment of rights to receive payments (or any portion thereof) due to Atara under Sections 10.2 10.3 and 10.4 (and subject to set off rights as applicable), provided that, in connection with such a transfer or assignment, Atara may disclose to the transferee or assignee any reports or information provided to Atara regarding such payments under a written agreement containing non-disclosure and non-use provisions no less stringent than set forth in this Agreement, and provided further that if Partner reasonably believes the assignment in (ii) would materially and adversely affect Partner’s ability to perform its obligations under this Agreement, the Partner shall be entitled to refuse such assignment; and (c) in the case of Partner, without obtaining Atara’s prior written consent, to an entity that acquires all or substantially all of the equity interests, business or assets of Partner or Partner’s commercial franchise within Partner’s organization in which the Product is operated, whether by merger, acquisition, reorganization or otherwise. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns. Any assignment not in accordance with this Section 16.5 shall be null and void.

16.6 Counterparts.

This Agreement may be executed in any number of counterparts and by each of the

Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signatures of the Parties transmitted by electronic means shall be deemed to be their original signatures for all purposes.

16.7 Third Party Beneficiaries.

Memorial Sloan Kettering Cancer Center is a Third Party beneficiary of this Agreement solely to the extent required in the MSK Agreement. Otherwise, this Agreement and each and every provision hereof and thereof are for the exclusive benefit of the Parties hereto and not for the benefit of any other third party.

16.8 Force Majeure.

If the performance of any part of this Agreement (except for any payment obligation under this Agreement) by either Party is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of such Party (including, fire, flood, earthquake, tsunami, embargo, power shortage or failure, acts of war, pandemic, insurrection, riot, terrorism, strike, lockout or other labor disturbance, acts of God or any acts, omissions or delays in acting of the other Party), the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay; provided that the affected Party shall use its reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.

16.9 Applicable Law.

The Parties agree to conduct all activities under this Agreement in compliance with applicable Law. This Agreement will be governed by and in accordance with the laws of the State of Switzerland without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction.

16.10 Waiver.

Neither Party’s failure to insist on performance of any term, condition, or instruction nor failure to exercise any right or privilege or its waiver of any breach, shall thereafter be construed to constitute a waiver of such term, condition, instruction, right or privilege. No consent or waiver, expressed or implied, by a Party to the performance by the other Party or of any breach or default by the other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligations of such other Party hereunder. The giving of consent by a Party in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance. No waiver of any rights under this Agreement shall be binding unless it is in writing and signed by the Party waiving such rights.

16.11 Notices.

Unless otherwise agreed by the Parties or specified in this Agreement, all communications between the Parties relating to, and all written documentation to be prepared and provided under, this Agreement shall be in the English language. Any notice required or permitted under this Agreement shall be in writing in the English language, and (a) delivered personally, (b) sent by air mail or express courier service providing evidence of receipt, postage pre-paid where applicable, or (c) by electronic transmission or facsimile (complete transmission confirmed and a copy promptly sent by another permissible method of providing notice described in paragraph (a) or (b) above), to the following addresses of the Parties (or such other address for a Party as may be specified by like notice):

To Atara:

[***]

To Partner:

[***]

16.12 Dispute Resolution.

(a) Referral to Senior Executives. The Parties recognize that a dispute arising out of or in connection with this Agreement (“Dispute”) may from time to time arise during the Term of this Agreement. Any such Dispute which cannot be resolved by good faith negotiations shall be referred, by written notice from either Party to the other, to the Executive Officers (or their respective designees) for resolution. The Executive Officers (or their respective designees) shall negotiate in good faith to resolve such Dispute through discussions promptly following such written notice. If the Executive Officers cannot resolve the Dispute within [***] of such written notice, or either Party concludes that the matter will not be so resolved, then, the provisions of Section 16.12(b) shall apply. If the Parties should resolve such Dispute pursuant to the procedures in this Section 16.12(a), a memorandum setting forth their agreement will be prepared and signed by both Parties, if requested by either Party.

(b) Mediation. If the Executive Officers (or their respective designees) cannot resolve the Dispute during the [***] period pursuant to Section 16.12(a), the Parties shall first refer the dispute to proceedings under the ICC Mediation Rules. Such mediation shall take place in [***] and shall be attended on behalf of each Party for at least one session by a senior businessperson with authority to resolve the Dispute.

(c) Arbitration. Any Dispute not resolved under the procedures in Section 16.12(b) within [***] following the filing of a request for mediation or within such other period as the Parties may agree in writing, such Dispute shall thereafter be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators, and the President of the Tribunal shall be nominated according to such Rules of Arbitration of the International Chamber of Commerce. The seat, or legal place, of arbitration shall be [***]. The language of the arbitration shall be English. The final award shall be rendered within [***] of the constitution of the tribunal, unless the tribunal determines that the interest of justice requires that such limit be extended. Except as may be required to confirm or enforce a final award, or as may be required by applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

(d) Non-Disclosure of Communications with Internal Counsel. Notwithstanding any rights to the contrary under applicable procedural or substantive rules of Law, any communications exchanged between members of each Party’s respective legal department and directors, employees or agents in connection with any disputes, investigations, administrative or other proceedings, shall not be requested, produced or otherwise used, to the extent such communications would have been covered by legal privilege and not disclosable, had these communications been exchanged between such Party and its external attorneys.

16.13 Headings.

Any headings used herein are for convenience in reference only and are not a part of this Agreement, nor shall they in any way affect the interpretation hereof.

16.14 Interpretation.

The captions to the articles and sections of this Agreement are not a part of this Agreement but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the words “including” and “includes” shall be deemed to be followed by the phrase “without limitation” or like expression; and (b) the singular shall include the plural and vice versa. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under generally accepted cost accounting principles, but only to the extent consistent with its usage and the other definitions in this Agreement. This Agreement shall not confer any benefits on any Third Parties and no Third Party may enforce any term of this Agreement.

16.15 Further Assurances.

Each Party hereto agrees that they will without further consideration execute and deliver such other documents and take such other actions as may be reasonably requested by the other Party to consummate more effectively the transactions and agreements contemplated hereby.

16.16 No Partnership or Joint Venture.

Nothing in this Agreement is intended, or shall be deemed, to establish a joint venture or partnership between Atara and Partner. Neither Party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.

16.17 Survival.

The following provisions of this Agreement, as well as the provisions of this Agreement which by their nature are intended to survive the termination, cancellation, completion or expiration of this Agreement, shall continue as valid and enforceable obligations of the Parties notwithstanding any such termination, cancellation, completion or expiration: Article 1 (solely to the extent applicable to following provisions referenced in this sentence), and Article 16; Sections 2.3, 5.3, 6.4(b), 6.6 (solely to the extent that such audit relates to Product Commercialized during the Term), 7.6(c), 9.1; each of Sections 10.8, 10.9, 10.10, and 10.12 (solely, in each case, to the extent that such reports, records, payments and taxes apply to the period prior to the effective date of termination); Section 10.11 (solely to the extent that such Transition Costs, including without limitation any Excess Costs, accrue prior to the effective date of termination); Section 11.7; Sections 12.1-12.3 (solely with respect to Third Party Claims arising during the Term); Sections 12.4, 12.5, 13.1-13.8, 13.10, 15.7, and 15.8.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

ATARA BIOTHERAPEUTICS, INC. By: /s/ Pascal Touchon Name: Pascal Touchon Title: President and Chief Executive Officer Date: 10/31/2023	PIERRE FABRE MEDICAMENT By: /s/ Jean-Luc Lowinski Name: Jean-Luc Lowinski Title: President Date: 10/31/2023

List of Exhibits:

EXHIBIT A [***]

EXHIBIT B [***]

EXHIBIT C [***]

EXHIBIT D [***]

EXHIBIT E [***]

EXHIBIT F [***]

EXHIBIT G [***]

EXHIBIT H [***]

EXHIBIT A [***]

[***]

A-1

EXHIBIT B [***]

[***]

B-1

EXHIBIT C [***]

[***]

C-1

EXHIBIT D [***]

[***]

D-1

EXHIBIT E [***]

[***]

E-1

EXHIBIT F [***]

[***]

F-1

EXHIBIT G [***]

[***]

G-1

EXHIBIT H [***]

[***]

H-1

SCHEDULE 1.199 [***]

[***]

Schedule 1.199

1

SCHEDULE 8.6(a) [***]

[***]

Schedule 8.6(b)

1

SCHEDULE 8.6(b) [***]

[***]

2

IF " DOCVARIABLE "SWDocIDLocation" 4096" = "1" " DOCPROPERTY "SWDocID" DM_EU 19170410-25.091910.0015" ""

SCHEDULE 10.11(b) [***]

[***]

Schedule 10.11(b)

1

SCHEDULE 11.2 [***]

[***]

Schedule 11.2

1